Exhibit (a)(1)(a)

MICROTUNE, INC.

OFFER TO AMEND CERTAIN OPTIONS

This document constitutes part of the prospectus relating to each of the

Microtune, Inc. 1996 Stock Option Plan, as amended, and

the Microtune, Inc. 2000 Stock Plan, as amended, covering securities that have been registered under the Securities Act of 1933, as amended.

February 13, 2007

MICROTUNE, INC.

Offer to Amend Certain Options

This Offer expires at 5:00 p.m., Central Time,

on March 13, 2007 unless the Offer period is extended.

Microtune, Inc. (referred to herein as “Microtune,” the “Company,” “we,” “our” or “us”) is offering eligible employees the opportunity to amend certain stock options to purchase Microtune common stock to increase the exercise price of portions of these stock options in order to limit the potential adverse personal tax consequences that may apply to these stock options under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and the proposed regulations issued by the United States Internal Revenue Service (the “IRS”) thereunder. We are making the Offer upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 of this Offering Memorandum (the “Offer”).

The “Expiration Time” of the Offer is 5:00 p.m., Central Time on March 13, 2007. If we extend the period of time during which this Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Offer expires.

You are an “Eligible Employee” only if you are an employee of Microtune on the last date on which this Offer remains open for acceptance.

An option to purchase common stock is eligible for this Offer (an “Eligible Option”) only if each of the following conditions is met:

•	the stock option was granted under the 1996 Stock Option Plan, as amended (the “1996 Plan”) or the 2000 Stock Plan, as amended (the “2000 Plan”) (collectively, the “Plans”);

•	the stock option has an exercise price per share that is less than the fair market value per share of the common stock underlying the stock option on the stock option’s actual measurement date;

•	the stock option was unvested as of December 31, 2004 (if only a portion of an option was unvested as of December 31, 2004, the stock option is still considered an “Eligible Option”);

•	the stock option is outstanding as of the Expiration Time; and

•	the stock option holder is an employee of the Company subject to taxation in the United States.

If you participate in this Offer, any Eligible Options with respect to which you accept this Offer will be amended such that you will receive the option consideration described below, and as described more fully in Section 2 of this Offering Memorandum.

There are two categories of Eligible Options with respect to which this Offer may be accepted, and the type of option consideration you receive will be determined based upon the category of Eligible Option that you currently hold.

OPTION CATEGORY	SUMMARY OF STOCK OPTION CONSIDERATION
Eligible Options that have exercise prices that are equal to or less than $5.00 (“In-the-Money Options”).

1. Your Eligible Option(s) will be amended and the portion of your Eligible Option(s) that vests after December 31, 2004 will be amended to increase the original exercise price to the fair market value of a share of our common stock on the actual measurement date (as listed on your Addendum); and

2. You will receive a cash payment (the “Cash Payment”) equal to the difference between the new exercise price per share of the affected portion of each Eligible Option and the original exercise price per share multiplied by the number of option shares in the affected portion of the amended option in the manner described below.

3. The Cash Payment will be made on or about January 2, 2008, subject to applicable tax withholding.

4. Only those In-the-Money Options that are unexercised as of the Expiration Time (expected to be 5:00 p.m., Central Time on March 13, 2007) are eligible to be amended and receive the Cash Payment. If you have exercised a portion of an In-the-Money Option, you will receive a Cash Payment only with respect to the unexercised portion of such option grant.

5. The total Cash Payment you may be entitled to receive for these stock options will be listed on your Addendum.

Eligible Options that have exercise prices that are greater than $5.00 (“Out-of-the-Money Options”).

1. Your Eligible Option(s) will be amended and the portion of your Eligible Option(s) that vests after December 31, 2004 will be amended to increase the original exercise price to the fair market value of a share of our common stock on the actual measurement date (as listed on your Addendum).

2. You will NOT receive a Cash Payment.

Each Eligible Employee will receive an Addendum that describes his or her Eligible Option(s) and the option consideration he or she will receive in exchange for the amendment of such Eligible Option(s), including the amended option exercise price and, where applicable, the Cash Payment amount for In-the-Money Options. The Cash Payment will be made on or about January 2, 2008, subject to applicable tax withholding.

In-the-Money Options

If you agree to the amendment of an Eligible Option that is an In-the-Money Option, such option will be amended as of the date that this Offer expires (currently expected to be March 13, 2007) and you will receive paperwork regarding your amended In-the-Money Options promptly after the expiration of this Offer. Each amended In-the-Money Option will be subject to an amended option agreement between you and Microtune and will continue to be subject to the original vesting schedule.

Promptly following the Expiration Time, we will send you a “Promise to Make Cash Payment” evidencing your right to receive a Cash Payment in exchange for the amendment of your In-the-Money Options. The Cash Payment is subject to continued employment. The “Promise to Make Cash Payment” shall be void and Eligible Employees will not be entitled to receive the Cash Payment if they are not employed with Microtune on the actual payment date. The Cash Payment will be made on or about January 2, 2008, subject to applicable tax withholding.

Out-of-the-Money Options

If you agree to the amendment of an Eligible Option that is an Out-of-the-Money Option, such option will be amended on the date that this Offer expires (currently expected to be March 13, 2007) and you will receive paperwork regarding your amended Out-of-the-Money Options promptly after the expiration of the Offer. Each amended Out-of-the-Money Option will be subject to an amended option agreement between you and Microtune. Any amended Out-of-the-Money Options will continue to be subject to the original vesting schedule. You will not receive the Cash Payment in connection with the amendment of your Out-of-the-Money Options.

Other Matters

The Offer is not conditioned upon the Offer being accepted with respect to a minimum number of the outstanding Eligible Options, but the Offer is subject to customary conditions, which we describe in Section 7 of this Offering Memorandum.

Our common stock is traded on The NASDAQ Global Market under the symbol “TUNE.” On February 9, 2007, the closing price of our common stock was $4.95 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks of Participating in the Offer” beginning on page 17 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT — ACTION ITEMS TO PARTICIPATE

If you participate in this Offer, you must complete and sign the attached Election Form, and fax it to Justin M. Chapman at (972) 673-1602, e-mail it to Justin M. Chapman at justin.chapman@microtune.com, or hand deliver it to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 before 5:00 p.m., Central Time, on March 13, 2007. Only responses that are complete, signed, and actually received by Justin M. Chapman by the deadline will be accepted. Responses that are received after the deadline will not be accepted. Microtune intends to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail within two business days. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form and/or any Withdrawal Form. Responses may only be submitted via fax, e-mail, or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about the terms of this Offer or the tax consequences affecting your stock options to Justin M. Chapman at:

Microtune, Inc.

2201 10th Street

Plano, Texas 75074

E-mail: justin.chapman@microtune.com

Phone: 972-673-1629

Offer to Amend Certain Options dated February 13, 2007.

You should rely only on the information contained in this Offer to Amend Certain Options or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the Cash Payment or amended stock options in any jurisdiction in which the Offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Amend Certain Options is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer. This Offer to Amend Certain Options summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

MICROTUNE, INC.

OFFERING MEMORANDUM

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This section provides a table describing the material terms of the Offer and then reviews, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 38 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum (including the Exhibits to the Schedule TO available at www.sec.gov and Attachments hereto), as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the “Risks of Participating in the Offer.”

Summary of Material Terms of the Offer

Eligible Options	Eligible Options are those stock options that (1) were granted under either the Company’s 1996 Stock Option
Plan, as amended (the “1996 Plan”), or the Company’s 2000 Stock Plan, as amended (the “2000 Plan”)
(collectively, the “Plans”), (2) have exercise prices per share that are less than the fair market values per share of Microtune common stock underlying the stock options on the actual measurement dates, (3) vested or are scheduled to vest after December 31, 2004, (4) remain outstanding and unexercised as of the Expiration Time, and (5) are held by an option holder who is subject to taxation in the United States.

Eligible Employee	All individuals who are current employees of Microtune on the last date on which this Offer remains open for acceptance. None of our current or former named executive officers or members of our Board of Directors are eligible to participate in the Offer.

Proposed Amendment	Microtune will amend each Eligible Option to reflect a new exercise price based upon the actual measurement date for the portion of such Eligible Option that vested or is scheduled to vest after December 31, 2004. The exercise price for the remaining portion of the Eligible Option will not be affected. The other material terms and conditions of each Eligible Option, including the vesting schedule and option expiration time, will not be affected by the Offer.

Cash Payment	For each Eligible Option that is an In-the-Money Option and that is amended under the Offer, Eligible
Employees will receive a cash payment (the Cash Payment) equal to the increase in exercise price, multiplied by the total number of affected option shares (including any unvested shares), less applicable tax withholding
(the Cash Payment). The Cash Payment is subject to continued employment. The Cash Payment will be made on or about January 2, 2008, subject to applicable tax withholding.

Election Choices	If an Eligible Employee wishes to amend an Eligible Option, he or she must amend the entire Eligible Option grant, which will be amended by the Amendment to Stock Option Agreement to be entered into by and between the Eligible Employee and Microtune.

Frequently Asked Questions

General Questions about Section 409A and the Offer

Please see the following sections of the Offering Memorandum for more information on Section 409A: Section 3, Purpose of the Offer, beginning on page 40 and Section 13, Material U.S. Federal Income Tax Consequences, beginning on page 50.

Question 1: What questions and answers can I find below regarding the Offer?

Question 2: Why is Microtune making the Offer?

Question 3: What is Section 409A?

Question 4: What happens if stock options are deemed to be deferred compensation under Section 409A?

Question 5: Why may Microtune stock options be deemed to have been granted at a discount for purposes of Section 409A?

Question 6: What is the Offer?

Question 7: Which Microtune stock options are subject to this Offer?

Question 8: Am I an Eligible Employee?

Question 9: Does the Offer apply to shares of Microtune common stock that I currently own?

Question 10: What happens to the portion of my Eligible Option(s) that I have already exercised?

Question 11: What happens to the portion of my Eligible Option(s) that was vested as of December 31, 2004?

Question 12: Will the vesting of my Eligible Option(s) change if I participate in the Offer?

Question 13: Will the number of shares subject to my Eligible Option(s) change if I participate in the Offer?

Question 14: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option(s)? What does “tender” mean?

Questions About the New Exercise Price

Question 15: Who sets the “new exercise price?”

Question 16: If I elect to amend my Eligible Option(s), does the new exercise price apply to all of the shares subject to my Eligible Option?

Question 17: If I elect to amend my Eligible Option(s), when can I exercise?

Questions About the Cash Payment

Question 18: How is the Cash Payment calculated?

Question 19: When will I be paid the Cash Payment?

Question 20: Is the Cash Payment subject to vesting? Will I receive the Cash Payment if my employment terminates before the Cash Payment is paid?

Question 21: Do I receive the Cash Payment even if I never exercise the amended option?

Question 22: Will I be taxed on the Cash Payment?

Questions About Deciding Whether to Participate in the Offer

Question 23: Am I required to participate in the Offer?

Question 24: If I accept the Offer, am I guaranteed that my Eligible Option(s) will not be subject to the adverse personal tax consequences under Section 409A?

Question 25: If I choose to participate in the Offer, am I required to amend the entire portion of my Eligible Option which is eligible?

Question 26: What happens if I hold an Eligible Option and I do not participate in the Offer?

Question 27: Will my decision about whether or not to participate in the Offer affect my eligibility to receive future stock option grants from Microtune?

Question 28: What does Microtune think of the Offer?

Question 29: Can anyone at Microtune help me decide whether I should participate in the Offer?

Question 30: What risks should I consider in deciding whether to participate in the Offer?

Question 31: How might stock price fluctuations in the future impact my decision?

Question 32: Where can I find more information about the Offer?

Questions About the Process of Making an Election Under the Offer

Question 33: If I am an Eligible Employee, how do I make an election to participate in the Offer?

Question 34: If I am an Eligible Employee but I do NOT want to amend my Eligible Option(s), do I still need to fill out an Election Form?

Question 35: During what period of time may I make my election?

Question 36: How will I know if the period of time during which the Offer will remain open is extended?

Question 37: What happens if my service with Microtune terminates prior to the Expiration Time?

Question 38: Can I change my election after I have submitted my Election Form?

Question 39: Can I exercise my Eligible Option(s) prior to the Expiration Time?

Question 40: What if I accept the Offer, but then exercise prior to the Expiration Time?

Question 41 Will Microtune tell me if there is a problem with my Election Form?

Question 42: How will I know if I have properly accepted the Offer?

Question 43: If I accept the Offer, when will my Eligible Option(s) be amended?

Question 44: Is there any reason why my Eligible Option(s) would not be amended if I make an election to accept the Offer?

Questions About the Tax Consequences of the Offer

Question 45: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

Question 46: What are the tax consequences to me if I accept the Offer and amend my Eligible Option(s)?

Question 47: What happens if the Code changes again or the IRS issues additional guidance?

Question 2: Why is Microtune making the Offer?

During May 2006, after extensive press coverage regarding the stock option granting practices of other companies, our Board of Directors inquired about our own stock option grant practices. An initial review of high-level timing and pricing characteristics related to historical equity grants indicated no apparent issues. However, in connection with a proposed annual grant to all employees (originally scheduled to occur in early June 2006), and due to management’s concern about the timing of the proposed grant relative to our normal trading black-out schedule, management further examined past stock option grant paperwork for the purpose of understanding past granting trends and discovered potentially problematic documentation. Management communicated its concerns to the Audit Committee of our Board of Directors in June 2006, and the Audit Committee self-initiated an investigation into our stock option grant practices covering the period from the date of our initial public offering, or IPO, on August 4, 2000 through June 2006. As a result of the Audit Committee’s investigation, we identified occasions on which we used incorrect measurement dates for determining any accounting impact of certain stock options. As such, these affected stock options are deemed, for accounting purposes, to have been granted at a discount. Based on the determination made for accounting purposes, the affected stock options may now be deemed to have been granted at a discount for tax purposes, which may expose the holders of these affected stock option grants to potentially adverse tax treatment under Section 409A of the Code.

The Offer is being made to permit certain holders (the Eligible Employees) of those affected stock options (the Eligible Options) to address the potential adverse personal tax consequences that may apply to their Eligible Options under Section 409A. By amending such stock options, the Eligible Employees should be able to minimize or avoid the application of such adverse federal tax treatment. However, you should note that the application of Section 409A to the Eligible Options is not entirely free from doubt and we make no representations as to the effect of this Offer under Section 409A or the effect of the Offer under state tax laws that are similar to Section 409A.

Question 3: What is Section 409A?

Effective October 4, 2004, Section 409A of the Code was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price that is less than the fair market value of the underlying common stock to the extent such stock options were unvested as of December 31, 2004.

Question 4: What happens if stock options are deemed to be deferred compensation under Section 409A?

As of the date of this Offer, the IRS has not issued final guidance regarding how stock options which are deemed to be deferred compensation would be treated under Section 409A. However, based on currently available guidance, we believe that the following adverse U.S. federal tax consequences could apply:

•

The option holder would generally recognize taxable income in the tax year(s) when the option vests and when the option is exercised. The amount of income recognized in connection with vesting will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares and less any income previously recognized. The amount of income recognized in connection with the exercise of the option will likely be equal to the fair market value of the purchased shares, less the sum of the exercise price and any income previously recognized.

•	The option holder would incur an additional twenty percent (20%) tax on the income recognized in connection with the above paragraph.

•	The option holder may also be liable for additional tax in the nature of interest.

We believe that taxation could occur in such manner even though the option remains unexercised. It is also possible that the option holder may be subject to additional annual income taxes and penalty taxes described above on any increase in the value of the option shares that has not previously been recognized as income, until the option is exercised or expires. While it is not clear how any future annual increases in value would be measured, such taxation would likely be based on the value of the shares on December 31st of the applicable year.

In addition, certain states have also adopted laws similar to Section 409A, and an option holder may also incur additional taxes and penalties under such state law provisions with respect to discounted stock options based on the state in which he or she is subject to taxation.

You should consult with your personal tax advisor with regard to the impact of Section 409A (and applicable state tax laws) on your Eligible Option(s). Please note, however, that Microtune is currently making its own determination as to whether the Eligible Options are subject to Section 409A. If, based on the available facts, Microtune makes a determination that the Eligible Options are more likely than not subject to Section 409A, Microtune will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under Section 409A in connection with those Eligible Options that are not amended in the Offer, as provided by applicable law. You will be solely responsible for any income taxes, penalties, and interest payable under Section 409A and state and foreign tax laws.

Question 5: Why may Microtune stock options be deemed to have been granted at a discount for purposes of Section 409A?

As part of our recent review of our stock option grant practices, it has been determined that certain stock options have a different “measurement date” for accounting purposes than the legally effective “grant date” set forth in the applicable option agreement. As the fair market value on the “measurement date” exceeds the fair market value on the legally effective “grant date,” the stock options are deemed to have been granted at a discount for purposes of our accounting treatment of the stock options.

The definition of “measurement date” for accounting purposes is somewhat different than the definition of “grant date” for tax purposes, but these two terms are not substantially different. It is not clear based on the currently available guidance under the Code whether the IRS will determine that the “grant date” (for tax purposes, including for purposes of determining compliance with Section 409A) must be the same as the “measurement date” (for accounting purposes). If the IRS determines that the “grant date”

should be the same as the “measurement date,” then the Microtune stock options may be deemed to have been granted at a discount for purposes of Section 409A.

Question 6: What is the Offer?

Microtune is offering to amend certain stock option grants that may be deemed to be discounted stock options so they should no longer be subject to the adverse personal tax treatment of Section 409A. Specifically, Microtune is offering to amend each Eligible Option to increase the original exercise price for the affected portions of each Eligible Option to a new exercise price equivalent to the fair market value of a share of Microtune common stock on the actual measurement date for the affected portions of each Eligible Option.

An Eligible Option that is amended pursuant to this Offer will generally have the same material terms and conditions as it did prior to the amendment, including the same vesting schedule, expiration time and the terms of the applicable Plan under which it was granted.

As an additional part of the Offer, Eligible Employees who accept this Offer to amend their Eligible Options that constitute In-the-Money Options to reflect the new exercise price will receive a cash payment (the Cash Payment) equal to the difference between the original exercise price and the new exercise price of the affected portion of the Eligible Option, multiplied by the total number of affected option shares (including any unvested shares), less applicable tax withholding. Eligible Employees will be entitled to receive a Cash Payment only if they remain employed with Microtune on the actual payment date and regardless of whether the Eligible Options have vested. The Cash Payment will be made on or about January 2, 2008, subject to applicable tax withholding.

Question 7: Which Microtune stock options are subject to this Offer?

Certain option grants that we call “Eligible Options” may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A and it is these stock options that are the subject of this Offer. If you are an Eligible Employee you should have received a personalized Addendum via e-mail that identifies your Eligible Option(s). Please see Question 8 for more information on your status as an Eligible Employee. Eligible Options are those stock options that have each of the following characteristics:

•	were granted under the 1996 Plan or the 2000 Stock Plan;

•	have exercise prices per share that were less than the fair market value per share of the common stock underlying such stock options on the stock options’ actual measurement dates;

•	were unvested, either in whole or in part, as of December 31, 2004;

•	are outstanding as of the Expiration Time; and

•	are held by employees of the Company who are subject to taxation in the United States.

Please note that certain stock option grants are not Eligible Options as they are not deemed to have been issued at a discount for accounting purposes. If you have a question as to whether an option that you were granted is an Eligible Option, please send an e-mail to Justin M. Chapman at justin.chapman@microtune.com.

Question 8: Am I an Eligible Employee?

You are an Eligible Employee if you were granted an Eligible Option and, as of the Expiration Time, you are a current employee of Microtune subject to taxation in the United States.

If you are an Eligible Employee, you should have received a personalized Addendum via e-mail that describes your Eligible Options. If you believe that you are an Eligible Employee and if you have not yet received your personalized Addendum, please contact Justin M. Chapman immediately.

Question 9: Does the Offer apply to shares of Microtune common stock that I currently own?

No. The Offer relates only to Eligible Options that are unexercised at the Expiration Time.

Question 10: What happens to the portion of my Eligible Option(s) that I have already exercised?

Pursuant to the transitional relief and proposed regulations provided under Section 409A, if you exercised your Eligible Option (or portion thereof) on or prior to December 31, 2005, that exercised portion should not be subject to the adverse personal tax consequences under Section 409A.

However, if you exercised an Eligible Option (or portion thereof) during calendar year 2006, no similar transitional relief has been expressly provided by the Internal Revenue Service. The exercised Eligible Option (or portion thereof) may be subject to adverse personal tax consequences under Section 409A (and similar state tax laws). Our Board of Directors has approved the reimbursement of tax liabilities owed by Eligible Employees under Section 409A relating to exercises of Eligible Options during 2006. You should consult with your personal tax advisor with regard to the impact of Section 409A (and applicable state tax laws) on your previously exercised Eligible Options.

Question 11: What happens to the portion of my Eligible Option(s) that was vested as of December 31, 2004?

Under the currently available guidance under Section 409A, stock options (or any portion of a stock option) that had vested as of December 31, 2004 are exempted (or “grandfathered”) from the adverse personal tax treatment under Section 409A. Although your entire Eligible Option(s) will be amended should you accept the Offer, only the affected portion of each Eligible Option(s) will receive a new increased exercise price.

Question 12: Will the vesting of my Eligible Option(s) change if I participate in the Offer?

No. Your Eligible Option(s), as amended by the Offer, will continue to be subject to the current vesting schedule.

Question 13: Will the number of shares subject to my Eligible Option(s) change if I participate in the Offer?

No. The number of shares of our common stock subject to your Eligible Option(s) will not change, except as such number may change in accordance with the terms of the applicable Plan in the event of any change in the capitalization of Microtune between the time the Offer commences and the Expiration Time. We do not currently anticipate any such change in capitalization.

Question 14: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Option(s)? What does “tender” mean?

We are offering to amend the Eligible Options in a way that requires the consent of Eligible Employees. The SEC may take the position that we are offering a new option to you in exchange for your existing option, or that we are requesting that you “tender” your Eligible Option to us and in exchange we will give you an amended option. The SEC requires that if we are asking you to “tender” your Eligible Option(s), then we must make certain filings with the SEC and provide you with disclosures such as those contained in the Offering Memorandum. The Offering Memorandum contains the official terms and conditions of our Offer.

We will occasionally refer in this document to your “tendering” your Eligible Option(s) for amendment, by which we mean that you will deliver your Election Form to Microtune to amend your Eligible Option(s) for acceptance upon the expiration of the Offer.

Questions About the New Exercise Price

Question 15: Who sets the “new exercise price?”

The Board of Directors has determined the new exercise price for the affected portion of each Eligible Option based on the actual measurement date that was determined as part of our Audit Committee’s recent review of our stock option grant practices. The actual measurement date is the “measurement date” that was determined for accounting purposes, and the new exercise price is the fair market value of our common stock on the actual measurement date. In determining the fair market value of our common stock, we use the closing price of our common stock on The NASDAQ Global Market.

Question 16: If I elect to amend my Eligible Option(s), do the new exercise prices apply to all of the shares subject to my Eligible Option(s)?

No. The new exercise price applies only to the affected portion of each Eligible Option.

Question 17: If I elect to amend my Eligible Option(s), when can I exercise?

If you have properly accepted this Offer, Microtune will amend each of your Eligible Option(s), effective as of the Expiration Time, to reflect the new exercise price for the affected portion of each Eligible Option. We will send you an Election Confirmation e-mail confirming your election within two business days after we receive your election (or a change to your election). Please note that, in order to process these option amendments in our stock option database, your Eligible Option(s) may not be exercisable for up to five business days following the Expiration Time. Any exercise of your stock options must comply with the Microtune Insider Trading Policy and any interim black-out periods during which cashless exercises and sales to cover are not permitted. In addition, you may not exercise unvested portions of your amended stock options.

Questions About the Cash Payment

Question 18: How is the Cash Payment calculated?

As an additional part of the Offer, Eligible Employees who accept this Offer to amend their Eligible Option(s) which are In-the-Money Options to reflect the new exercise price for the affected portion of such stock options will receive a Cash Payment with respect to their In-the-Money Options, if any, equal to the difference between the original exercise price and the new exercise price, multiplied by the total number of affected option shares (including any unvested shares), less applicable tax withholding.

Question 19: When will I be paid the Cash Payment?

In compliance with the applicable provisions of Section 409A as described in the guidance issued to date, the Cash Payment will be made on or about January 2, 2008. The current IRS guidance does not allow us to make the Cash Payment in the same calendar year in which the Eligible Options are amended.

Question 20: Is the Cash Payment subject to vesting? Will I receive the Cash Payment if my employment terminates before the Cash Payment is paid?

The Cash Payment is subject to continued employment. Eligible Employees will not be entitled to receive the Cash Payment if they are not employed by Microtune on the actual payment date, which will be on or about January 2, 2008.

Question 21: Do I receive the Cash Payment even if I never exercise the amended option?

Yes. Provided you are still employed by Microtune, the Cash Payment will be paid on or about January 2, 2008, regardless of whether you have exercised the amended option at that time and regardless of whether you ever exercise the amended option.

Question 22: Will I be taxed on the Cash Payment?

Yes. The Cash Payment will be deemed compensation income to you in the year in which it is paid (i.e., in 2008). Microtune will withhold from the Cash Payment amounts required for employment and income taxes on the Cash Payment, as required by applicable law.

Questions About Deciding Whether to Participate in the Offer

Question 23: Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to amend your Eligible Option(s). However, at this time, Microtune considers this Offer a one-time-only opportunity for you to amend any Eligible Options that you hold, and is not considering making any additional offers or providing Eligible Employees with additional opportunities to amend their Eligible Options to comply with Section 409A. Additionally, if you choose not to participate in the Offer, you will be solely responsible for all taxes, penalties and interest related to Section 409A for the Eligible Options that you chose not to amend.

Question 24: If I accept the Offer, am I guaranteed that my Eligible Option(s) will not be subject to the adverse personal tax consequences under Section 409A?

No. We believe that this Offer complies in good faith with available guidance to avoid or minimize the personal tax consequences of Section 409A which are potentially adverse to you. However, at this time there is relatively limited guidance as to how Section 409A applies to Eligible Options, including Eligible Options that are amended pursuant to the Offer and consequently, we can make no guarantees regarding the personal tax consequences to you of participating in the Offer.

Please see Section 13 of this Offering Memorandum, Material United States Federal Income Tax Consequences, beginning on page 50 for more detailed information regarding the tax consequences of this Offer.

WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Question 25: If I choose to participate in the Offer, am I required to amend the entire portion of my Eligible Option(s) which is eligible?

Yes. If you agree to amend your Eligible Option(s) by participating in the Offer, your entire Eligible Option(s) will be amended to reflect the increased exercise price of the affected portion of your Eligible Option(s). Only the exercise price for the portion of the Eligible Option that vests after December 31, 2004 will be amended.

Question 26: What happens if I hold an Eligible Option and I do not participate in the Offer?

If you decide not to participate in the Offer, then Microtune will not amend any of your Eligible Options. In addition, you will have no right to receive any Cash Payment.

However, you should be aware that adverse personal tax consequences under Section 409A (and state tax laws) may apply to any Eligible Option you hold that is not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, and interest payable under Section 409A (and state tax laws).

Question 27: Will my decision about whether or not to participate in the Offer affect my eligibility to receive future stock option grants from Microtune?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional stock option grants or other equity awards in the future from Microtune. Any additional equity awards granted to Eligible Employees in the future will be made in the sole discretion of the Board of Directors or compensation committee without regard to a decision to accept or reject the Offer.

Question 28: What does Microtune think of the Offer?

Although our Board of Directors has approved the Offer, neither Microtune nor our Board makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend your Eligible Option(s). You should carefully review this Offering Memorandum, all of the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto in their entirety before deciding whether to participate in the Offer. We strongly recommend that you consult with your personal tax advisor in order to determine whether to accept this Offer.

Question 29: Can anyone at Microtune help me decide whether I should participate in the Offer?

No. We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option(s) pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offering Memorandum, the Attachments and the Exhibits to the Schedule TO available at www.sec.gov. If anyone (including anyone at Microtune) makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Microtune. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN PERSONAL TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Question 30: What risks should I consider in deciding whether to participate in the Offer?

Amending your Eligible Option(s) pursuant to the Offer does involve some risks. In particular, if you amend your Eligible Option(s), you will change the exercise price for the affected portion of your Eligible Option(s) and receive a taxable cash benefit in consideration for the aggregate increase in the exercise price. In amending your Eligible Option(s), you should also carefully consider this risk, the risks that are part of our business and financial condition, as well as certain tax risks, which are described on page 17 of this Offering Memorandum.

Question 31: How might stock price fluctuations in the future impact my decision?

While we believe that this Offer will give Eligible Employees the opportunity to avoid or minimize the adverse personal tax consequences of Section 409A, we cannot guarantee that Eligible Employees will ultimately be better off by holding stock options with the new exercise price for the affected portions of Eligible Options than they would be by not participating in the Offer, exercising at the original exercise price, and paying the resulting taxes and any associated penalties and interest charges. WE STRONGLY RECOMMEND THAT YOU CONSULT WITH YOUR OWN PERSONAL TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Question 32: Where can I find more information about the Offer?

The complete terms and conditions of the Offer are set forth in this Offering Memorandum, including the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto. You should carefully read this Offering Memorandum in its entirety to learn about the Offer.

In addition, Microtune will be holding an informational meeting that will review the terms and conditions set forth in this Offering Memorandum. This meeting will be held on February 14, 2007 at 2201 10th Street, Plano, Texas 75074, at 10:00 a.m., Central Time.

Questions About the Process of Making an Election Under the Offer

Question 33: If I am an Eligible Employee, how do I make an election to participate in the Offer?

If you are an Eligible Employee, then in a separate personalized e-mail that is being sent to you in connection with this Offering Memorandum, you should have received an Addendum that describes your Eligible Option(s). If you believe you may be an Eligible Employee and have not yet received your Addendum, please contact Justin M. Chapman immediately.

To participate in the Offer you must complete and sign an Election Form, and fax it to Justin M. Chapman at (972) 673-1602, e-mail it to Justin M. Chapman at justin.chapman@microtune.com, or hand deliver it to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 before 5:00 p.m., Central Time, on March 13, 2007. Only responses that are complete, signed, and actually received by Justin M. Chapman by the deadline will be accepted. Responses that are received after the deadline will not be accepted. Microtune intends to confirm the receipt of your Election Form by e-mail within two business days. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form. Responses may only be submitted via fax, e-mail, or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

To accept the Offer, you must complete and submit an Election Form that sets forth your election for your Eligible Options.

Please print and keep a copy of your Addendum for your records.

Question 34: If I am an Eligible Employee but I do NOT want to amend my Eligible Option(s), do I still need to fill out an Election Form?

Yes. If you are an Eligible Employee, you will need to fill out an Election Form even if you do not wish to amend your Eligible Option(s) in order to formally notify Microtune that you are rejecting the Offer as to your Eligible Option(s).

Please note that if you do not elect to amend your Eligible Option(s), adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Option(s), and you will be solely responsible for any excise taxes, penalties, or interest payable under Section 409A (and similar state tax laws).

Question 35: During what period of time may I make my election?

The Offer, and your right to tender or not to tender your Eligible Option(s) for amendment, and your right to withdraw or change any previous election to tender or not to tender your Eligible Option(s) for amendment, expires at 5:00 p.m., Central Time, on March 13, 2007 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. We must receive your Election Form (and any changes thereto) before the extended Expiration Time. IF WE DO NOT RECEIVE YOUR COMPLETE AND CORRECT ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTATION BEFORE THE EXPIRATION TIME, YOU WILL NOT BE ABLE TO AMEND YOUR ELIGIBLE OPTION(S) AND YOU WILL BE SOLELY RESPONSIBLE FOR ANY TAXES, PENALTIES AND INTEREST PAYABLE UNDER SECTION 409A (AND SIMILAR STATE TAX LAWS).

Question 36: How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement no later than 9:00 a.m., Central Time, on March 14, 2007. Any announcement relating to the Offer will be sent promptly to all Eligible Employees in a manner reasonably designed to inform Eligible Employees of the change.

Question 37: What happens if my service with Microtune terminates prior to the Expiration Time?

If your service to us terminates prior to the Expiration Time, you will no longer be an Eligible Employee and will no longer be eligible to participate in the Offer. At such time as you no longer qualify as an Eligible Employee, you will not be required to submit an Election Form.

Question 38: Can I change my election after I have submitted my Election Form?

Yes. You may withdraw your election to amend the Eligible Options to which you previously elected to accept the Offer at any time prior to the Expiration Time. You may change your previously submitted election more than once. To submit a change to your election during the Offer, you must complete and sign a Withdrawal Form and fax it to Justin M. Chapman at (972) 673-1602, e-mail it to Justin M. Chapman at justin.chapman@microtune.com, or hand deliver it to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 before 5:00 p.m., Central Time, on March 13, 2007. Any election to amend Eligible Options that you do not withdraw will remain bound pursuant to your prior Election Form. Only responses that are complete, signed, and actually received by Justin M. Chapman by the deadline will be accepted. Responses that are received after the deadline will not be accepted. Microtune intends to confirm the receipt of your Withdrawal Form by e-mail within two business days. If you have not received an e-mail confirmation, you must confirm that we have received your Withdrawal Form. Responses may only be submitted via fax, e-mail, or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Question 39: Can I exercise my Eligible Options prior to the Expiration Time?

Yes. You may exercise your Eligible Option(s) during the term of the Offer, provided that such exercise complies with the existing terms of your Eligible Option(s), the Microtune Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. However, any election you have made to accept the Offer as to the exercised shares will be null and void as a result of your decision to exercise. Your Eligible Options will not be legally amended until the Expiration Time. Potential adverse personal tax consequences under Section 409A (and similar state tax laws) may apply to any Eligible Options you hold that are exercised prior to the Expiration Time and therefore not amended pursuant to this Offer. You will be solely responsible for any taxes, penalties, and interest payable under Section 409A (and any similar state laws) with respect to your Eligible Options.

Question 40: What if I accept the Offer, but then exercise prior to the Expiration Time?

If you accept the Offer to amend your Eligible Options, but then exercise such Eligible Options prior to the Expiration Time, your Eligible Options will not be amended and may be subject to section 409A tax liabilities. DO NOT EXERCISE ANY ELIGIBLE OPTIONS IF YOU INTEND TO ACCEPT OUR OFFER TO AMEND YOUR ELIGIBLE OPTIONS.

Question 41: Will Microtune tell me if there is a problem with my Election Form?

If you have properly submitted your Election Form, we will send you an Election Confirmation E-Mail within two business days after we have received your election (or change in election). If you do not receive such an Election Confirmation E-Mail, please contact Justin M. Chapman. Please note that Microtune is not obligated to give you notice of any defects or irregularities in any Election Form, or other related documentation, and no one will be liable for failing to give notice of any defects or irregularities.

Question 42: How will I know if I have properly accepted the Offer?

You will receive an Election Confirmation E-mail confirming your election within two business days after we receive your election (or a change to your election). If you have a question prior to the Expiration Time regarding the validity of your election, please send your question to Justin M. Chapman.

Microtune will determine, in our discretion, all questions as to the form and validity, including time of receipt, of documentation related to this Offer. Our determinations regarding these matters will be final and binding.

Question 43: If I accept the Offer, when will my Eligible Option(s) be amended?

Unless we amend or terminate the Offer in accordance with its terms, Microtune will amend the Eligible Options as to which you properly made a valid election (and did not validly revoke that election) effective as of the Expiration Time (currently expected to be March 13, 2007) to reflect the new exercise price for the affected portion of such Eligible Option(s). Please note that, in order to process these option amendments in our stock option database, your Eligible Option(s) may not be exercisable for up to five business days following the Expiration Time. Any exercise of your stock options must comply with the Microtune Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. In addition, you may not exercise unvested option shares of your amended stock options.

Question 44: Is there any reason why my Eligible Option(s) would not be amended if I make an election to accept the Offer?

This Offer is subject to the terms and conditions described in the Offering Memorandum. We will only accept elections as to Eligible Options that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of the Offering Memorandum before the Expiration Time. We may, however, reject any or all Election Forms to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for amendment or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of the Offering Memorandum.

Questions About the Tax Consequences of the Offer

Question 45: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

If you do not accept the Offer as to your Eligible Options, you may be subject to taxation as described in Question 4 above. You should consult with your personal tax advisor with regard to the impact of Section 409A on your Eligible Options. Please note, however that Microtune is currently making its own determination as to whether the Eligible Options are subject to Section 409A. If, based on the available facts, Microtune makes a determination that the Eligible Options are more likely than not subject to Section 409A, Microtune will report to the IRS (and any applicable state taxing authorities), and make applicable tax withholdings in respect of, any income that should be recognized by you under Section 409A in connection with those Eligible Options that are not amended in the Offer, as provided by applicable law. IF YOU DO NOT ACCEPT THE OFFER, YOU WILL BE SOLELY RESPONSIBLE FOR ANY TAXES, PENALTIES, AND INTEREST PAYABLE UNDER SECTION 409A AND STATE AND FOREIGN TAX LAWS.

Question 46: What are the tax consequences to me if I accept the Offer and amend my Eligible Options?

If you accept the Offer to amend your Eligible Options, the amendment of your Eligible Options should not be a taxable event for United States federal income tax purposes. At this time, there is relatively limited guidance as to how Section 409A applies to amended stock options. We believe, however, that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the potentially adverse personal tax consequences of Section 409A. You will also be required to pay ordinary income taxes on the Cash Payment made to you in 2008.

Question 47: What happens if the Code changes again or the IRS issues additional guidance?

Although we believe that the Offer gives our Eligible Employees an opportunity to avoid or limit certain penalties and other adverse personal tax consequences under Section 409A in light of current guidance, we cannot guarantee that future guidance, the final regulations, or other changes to Section 409A will not affect the tax treatment of your Eligible Option(s) in the future. We do not expect to offer another option amendment program in the foreseeable future. However, based on additional guidance or final regulations that are issued by the U.S. Treasury Department or the IRS, we may consider additional remedial actions. See “Risk Factors — Tax Related Risks — The IRS could change the expected Section 409A tax consequences.”

We strongly recommend that you consult with your personal tax advisor to determine the tax consequences of electing or declining to participate in the Offer.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, filed with the SEC and incorporated herein by reference highlight the material risks of participating in this Offer. You should carefully consider these risks and are encouraged to speak with a tax specialist or other investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offering Memorandum discussing the tax consequences in the United States, as well as the rest of this Offering Memorandum, for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer.

This Offer and our SEC reports referred to above include “forward-looking statements.” You should carefully consider these risks, in addition to the other information in this Offering Memorandum and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the Offer.

The following discussion should be read in conjunction with the summary financial information attached as Schedule B of this Offering Memorandum, as well as our most recent Forms 10-K/A,10-Q/A, 10-Q and Current Reports on Form 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offering Memorandum, which speak only as of the date hereof.

Tax-Related Risks

The IRS could change the expected Section 409A tax consequences.

The IRS is expected to provide additional guidance with respect to Section 409A and the tax implications of discounted stock options. It is possible that such guidance could be significantly different from the current guidance. New guidance could impose less onerous tax consequences on discounted stock options and, as a result, it may have been more beneficial to you not to participate in the Offer and to have retained your Eligible Option(s).

Even if you accept the Offer and receive an amended option, the tax treatment of amended stock options under Section 409A is not completely certain, and you may still be required to recognize income prior to the exercise of your amended option(s) and pay a 20% federal penalty plus additional interest penalties in respect of your amended option(s) under Section 409A.

Because your Eligible Option(s) were issued with an exercise price that is lower than the fair market value of the underlying shares of common stock on the date of grant, such stock options may be subject to adverse personal taxation under Section 409A. Section 409A generally provides that you will recognize taxable income at the time a discounted stock option is no longer subject to a substantial risk of forfeiture (for example, when such option vests) and that you will recognize additional taxable income until the discounted stock option is exercised. Such income would be taxable at ordinary income rates and may also be subject to a 20% federal penalty tax, and possibly interest charges, in addition to the usual applicable withholding and employment taxes.

We believe that by accepting the Offer, an Eligible Employee may avoid or limit the adverse personal tax consequences under Section 409A, as we believe that we have complied in good faith with the guidance issued to date by the IRS with respect to offering to amend the Eligible Options to avoid or limit the adverse personal tax consequences of Section 409A. Guidance issued after the date of this Offer or a future determination by the IRS could provide that the amended stock options do not avoid the adverse personal tax consequences of Section 409A. Therefore, we can offer you no assurance that amending the Eligible Options pursuant to this Offer would completely avoid the potential adverse personal tax consequences under Section 409A.

The tax treatment of discounted stock options under state tax law or the tax laws of other jurisdictions is not completely certain, and you may be required to recognize income prior to the exercise of your Eligible Option(s) or pay an additional tax penalty and interest charge in respect of your Eligible Option(s) under applicable state or foreign tax laws, even if you participate in the Offer.

It is possible that amended stock options will be subject to taxes that are imposed under applicable state tax laws or foreign tax laws that are similar to Section 409A. Therefore, you may incur taxes and penalties under such provisions with respect to your Eligible Option(s) based on the state in which you are subject to taxation in addition to the federal taxes and penalties you may pay under Section 409A. It is not certain that participation in the Offer will help avoid the potential adverse personal tax consequences under state or foreign tax laws that are similar to Section 409A.

In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your Eligible Option(s) as a result of your participation in the Offer.

Section 13 of this Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer.

You should review Section 13 carefully and you are strongly encouraged to consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation.

Procedural Risks

You are responsible for making sure that you have made an accurate and complete election prior to the Expiration Time. You should make a copy of each Election Form that you submit, and each Election Confirmation E-Mail that you receive. You must sign and complete an Election Form and fax it to Justin M. Chapman at (972) 673-1602, e-mail it to Justin M. Chapman at justin.chapman@microtune.com, or hand deliver it to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 before 5:00 p.m., Central Time, on March 13, 2007. Only responses that are complete, signed, and actually received by Justin M. Chapman by the deadline will be accepted. Responses that are received after the deadline will not be accepted. Microtune intends to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail within two business days. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form and/or any Withdrawal Form. Responses may only be submitted via fax, e-mail, or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Your Election Form, and any subsequent change thereto (including any Withdrawal Form), must be received by 5:00 p.m., Central Time, on March 13, 2007 (or a later date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded.

You will receive an Election Confirmation E-Mail confirming your election within two business days after we receive your Election Form (or a change to your election). In the event that you do not receive the Election Confirmation E-mail confirming your elections in the time frame described above or if you have any questions about submitting your Election Form, please contact Justin M. Chapman.

Business-Related Risks

Our success depends on the growth of the cable, digital TV and automotive markets generally and the demand for RF products within these markets specifically.

We derive a substantial portion of our revenue from sales of RF products into markets related to cable, digital TV and automotive applications or devices. These markets are characterized by:

•	intense competition;

•	rapid technological change;

•	long design cycles; and

•	short product life cycles, especially in the PC and consumer electronics markets.

The cable, digital TV and automotive markets may not grow in the future as anticipated, if at all, or a significant market slowdown may occur. Further, demand for applications or devices that include our products, in particular, cable set-top boxes; high-speed cable data modems; high-speed cable voice modems enabling cable based digital phone services; car audio, video and antenna amplifier systems; digital/analog TVs, including high-definition TVs; PC/TV multimedia products and mobile TVs may not grow at a rate sufficient for us to sustain profitability, or our customers’ market share may decline, even though demand in general is high, which would also adversely affect our financial results. In addition, since the mobile TV market segment is a new market, and its development is subject to many contingencies and unknowns, it may develop much slower than currently expected or it may not develop at all. Because of the intense competition in the cable, digital TV and automotive markets, the unproven technology of many products addressing these markets and the short product life cycles of many consumer applications or devices, it is difficult to predict the potential size and future growth rate of the markets for our RF products. In addition, the cable, digital TV and automotive markets are transitioning from analog to digital, as well as expanding to new services, such as interactive television, mobile TV and on-demand services. The future growth of our RF product markets is dependent upon market acceptance of our customers’ applications and devices, incorporating our RF technology, that address the cable, digital TV and automotive markets, and we cannot assure you that our customers’ products and consequently, our underlying RF technology, will be accepted by any of the end customers in these markets. If the demand for our RF products is not as great as we expect, if we are unable to produce competitive products to meet that demand or if we are otherwise unable to capitalize on market opportunities, we may not be able to generate revenue growth or profitability.

Market specific risks affecting the mobile TV market segment within the digital TV market could impair our ability to compete successfully in this new market segment.

The market for mobile TV is new and is characterized by various market-specific risks, any of which may adversely affect our ability to compete in this new market segment.

Examples of market-specific risks affecting the mobile TV market segment include:

•	the risk that the mobile TV market segment may develop more slowly than expected or not develop at all;

•	the risk that we will fail to achieve or continue to achieve design wins with mobile phone manufacturers;

•

the risk that we will fail to effectively partner with strategic demodulator partners who are necessary to effectively market our products and secure design wins with mobile phone manufacturers or that even if we are initially successful in partnering with such strategic demodulator partners, that they will develop or market their own tuner, system-in-package (SIP) or system-on-chip (SOC) mobile TV solutions rather than continuing to market our joint solution;

•

the risk that products that we develop with a partner, such as a SIP or SOC, will not be available on a timeframe acceptable to mobile phone manufacturers or may not meet necessary performance levels or cost targets;

•	the risk that other companies with more focused engineering efforts will compete effectively against us;

•

the risk that we may overallocate our engineering resources to the development of mobile TV products, only to fail to penetrate this market segment and consequently, harm other areas of our product development;

•

the risk that even if we are successful initially, we may have difficulty sustaining our market position as the mobile TV market segment will likely be highly competitive with extreme pricing pressure and price erosion;

•	the risk that solutions that integrate the tuner and demodulator on one chip (SOC) or in one package (SIP) will be more compelling to potential customers than our discrete silicon tuner solutions;

•

the risk that SIP or SOC solutions will be adopted as the preferred implementation by mobile phone manufacturers and we will fail to successfully partner with major demodulator manufacturers to support SIP or SOC solutions;

•	the risk that tuners fabricated in CMOS to enable or to aid integration with the CMOS demodulator in a SIP or SOC solution will be favored over our tuner solutions fabricated in SiGe; and

•

the risk that mobile TV broadcasting formats other than DVB-H, such as MediaFLO,™ that our products do not currently support will gain greater acceptance than DVB-H and possibly become the universally adopted standard in the mobile TV market segment; and

•

the risk that multi-standard, poly-band, universal TV tuners will be preferred by mobile phone manufacturers and our multi-standard, poly-band, universal TV tuners may not meet performance expectations or be available in the necessary timeframe.

To the extent our efforts to penetrate the mobile TV market segment are adversely affected by any of these risks or are otherwise unsuccessful, we could experience a material adverse effect on our business prospects, financial condition and results of operations.

Market-specific risks affecting the television, digital TV set-top converter box and television peripheral market segments of the digital TV market could impair our ability to compete successfully in that market.

The market for digital TV applications in televisions, digital TV set-top converter boxes and television peripherals is characterized by various market-specific risks, any of which may adversely affect our ability to compete in that market.

Examples of market-specific risks affecting this market segment include:

•

the risk that module tuners that offer the same or similar functionality as our silicon tuner solutions will continue to be used by OEMs and will be viewed as more attractive by our current and potential customers including the use by our potential customers of “captive” module tuner suppliers due to more favorable economics;

•	the risk that module tuners that offer the same or similar functionality as our silicon tuner solutions will be sold at lower prices than our silicon tuner solutions;

•

the risk that the suppliers of module tuners who currently sell tuners to television manufacturers that we are currently targeting with our silicon tuner, may dramatically lower their prices, including to levels below their cost, in order to protect their existing relationships, thereby making our silicon tuners undesirable from an economic standpoint;

•	the risk that we will be unable to develop silicon tuners that meet the performance requirements of our customers;

•	risks related to systems integration and other risks, including the timing of open design windows, inherent in the highly complex design-in process of the products designed to address this market;

•	the risk that we will not be able to finalize the highly complex design-in process for a particular customer application during the narrow customer design window;

•

the risk that module products implementing our silicon tuners will not be selected by potential end customers due to the economics of the entire module solution where other components are unattractively priced;

•	the risk that our products will not have the feature set desired by our customers or will not be architecturally compatible with other components in the customers’ designs;

•	the risk that an influx of entrants into the digital TV market due to a faster than expected transition to all digital will accelerate average selling price erosion; and

•

the risk that multi-standard, poly-band, universal TV tuners will be preferred by digital TV manufacturers and our multi-standard, poly-band, universal TV tuners may not meet performance expectations or be available in the necessary timeframe.

Our efforts to penetrate the digital TV market, in particular, will depend on our ability to overcome the challenges described above and upon eventual acceptance of our new digital TV products, such as the MT2131. To the extent our efforts are adversely affected by any of these risks or are otherwise unsuccessful, we could experience a material adverse effect on our business prospects, financial condition and results of operations.

If we do not complete our design-in activities before a customer’s design window closes, we will lose the design opportunity, which could have a material adverse impact on our business, results of operations and future prospects.

The timing of our design-in activities with key customers and prospective customers may not align with their open design windows, which may or may not be known to us, making design win predictions more difficult. It may be difficult for us to determine our customer’s design window timing. If we miss a particular customer’s design window, we may be forced to wait an entire year or even longer for the next opportunity to compete for the customer’s next design. Because the timing of our design-in activities with key customers and prospective customers are not always aligned with these customers’ open design windows, it is extremely difficult for us to make design win predictions. Any failure to complete a design-in during a customer’s design window may eliminate or substantially delay revenues from certain target customers and markets, which could have a material adverse effect on our business, results of operations and future prospects.

Other solutions for the cable, digital TV and automotive markets compete with some of our solutions. If these solutions prove to be more reliable, faster, less expensive or more popular than our solutions, the demand for our RF products and our revenue may decrease.

Some of our target market segments, such as cable modem and cable telephony services, are competing with a variety of non-RF based broadband communications solutions, including digital subscriber line (DSL) technology and certain fiber to the home solutions. Many of these technologies compete effectively with cable modem and cable telephony services and do not require RF tuners like the ones that we sell. If any of these competing technologies are, or are perceived to be, more reliable, faster, less expensive, able to reach more customers or have other advantages over RF broadband technology, the demand for our RF products may decrease, which would cause our revenue to decrease accordingly. Also, some of the consumer devices that currently incorporate our RF products, e.g., TV’s, may not use our tuners or other products we sell in the future. Such changes in device features or functionality could adversely affect our business, results of operations and future prospects.

We operate in an intensely competitive business and many of our competitors have significantly greater resources and operating flexibility, which allow them to compete effectively against us in existing markets and may affect our ability to enter or effectively compete in new markets.

The markets in which we compete are intensely competitive and we cannot assure you that we will be able to compete successfully against current or new competitors. This competition has resulted and may continue to result in declining average selling prices for our RF products and a corresponding reduction in our ability to recover research and development and manufacturing costs. We expect competition to continue to increase as industry standards become well known and as other competitors enter our target markets. We compete with, or may in the future compete with, a number of major domestic and international suppliers of integrated circuit and system modules in the cable, digital TV and automotive markets. We compete primarily with Alps, Anadigics, Broadcom, DiBcom, Freescale, LG Innotek, Mitsumi, Panasonic, Philips Electronics, RF Magic, Samsung Electro-Mechanics, Sanshin, Siano, Texas Instruments, Thomson and Xceive. Average selling prices for products offered by competitor tuner module manufacturers continue to erode substantially, causing our silicon product offerings to be less attractive to potential customers and further limiting our design win opportunities, especially in the digital TV market.

Many of our current and potential competitors have advantages over us, including:

•	longer operating histories and established market positions in key markets;

•	greater name recognition;

•	access to larger customer bases;

•	significantly greater financial, sales and marketing, manufacturing, distribution, management, technical and other resources;

•	existing relationships with potential customers as a result of the sales of other components, which can be leveraged into sales of products competitive with our RF products;

•	existing relationships with partners in joint ventures or investing activities, which can be leveraged into sales of products competitive with our RF products; and

•	broader product and service offerings that may allow them to compete effectively by bundling their tuner products with their other products and services, by legal or illegal means.

As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the development, promotion and sale of their products which may harm our current market position and impact our ability to enter or compete effectively in new markets. If we do not compete successfully, we may lose market share in our existing markets, our gross margins may fail to increase or may decline, and we may experience other material adverse effects on our business, financial condition and results of operations.

Our success is highly dependent on our relationships with our strategic demodulator partners.

Our RF products are designed to be interoperable with various specific demodulator integrated circuit products that are designed and manufactured by other companies. Historically, we have relied on informal strategic relationships with various demodulator manufacturers to enable both parties to offer an interoperable tuner/demodulator solution to our mutual end customers. Although we work in concert with our third-party demodulator partners to complete highly functional reference designs, we have no control over our partners’ future product plans and product roadmaps and could be effectively designed out of future customer applications by the refusal of a demodulator partner to continue to support us. Likewise, our ability to acquire new customers is highly dependent on the cooperation of third-party demodulator manufacturers. If such third-party manufacturers decide to partner with our competitors or to provide their own tuner solution, we would effectively be prevented from selling our products to potential new customers. This risk is especially present in the mobile TV market segment, where there are currently few demodulator partners and many tuner competitors. Furthermore, our dependence on these third-party demodulator manufacturers often limits the strategic direction of the company. If we were to design products that were competitive with any of such demodulator manufacturers, they may choose to stop working with us. Our current principal demodulator partners are Texas Instruments in the cable modem market, ATI Technologies in the ATSC market and ST Microelectronics in the DVB-C market. In the mobile TV market, our tuner is currently marketed with a DiBcom demodulator, however, DiBcom has recently announced its plans to offer a SIP solution, incorporating its own internally developed RF silicon tuner. Texas Instruments is currently offering its own single chip integrated tuner and demodulator, the Hollywood chip, which will compete directly with our mobile TV tuner products and our joint solutions offered with our demodulator partners.

If any of our current or prospective demodulator partners were to stop working with us in favor of other tuner manufacturers or in favor of deploying their own tuner products, we would be effectively designed out of current and potential customer’s products and this could have a material adverse effect on our business, results of operations and our future prospects.

Industry participants may consolidate or establish financial or strategic relationships, adversely impacting our ability to compete in our markets.

Consolidation by industry participants, such as acquisitions of our customers, suppliers or partners by our competitors, or acquisitions of our competitors by our customers, suppliers or partners, could result in competitors with increased market share, larger customer bases, greater diversified product offerings and greater technological and marketing expertise, which would allow them to compete more effectively against us. Current and potential competitors may also gain such competitive advantages by establishing financial or strategic relationships with existing or potential customers, suppliers or other third-parties. These new competitors or alliances among competitors could emerge rapidly and acquire significant market share. In addition, some of our suppliers or partners offer or may offer products that compete with our RF products. Further, we rely upon some of our partners for certain joint reference design and marketing activities and some of our products are incorporated in some of our partners’ reference designs that are provided to potential customers. Depending on the participants, industry consolidation or the formation of strategic relationships could have a material adverse effect on our business and results of operations by reducing our ability to compete successfully in our current markets and the markets we are seeking to serve.

We expect our quarterly results of operations to continue to fluctuate.

Our quarterly results of operations have fluctuated significantly in the past and we expect such results to fluctuate significantly in the future due to a number of factors, many of which are not in our control. These factors may include:

•	the timing, cancellation and rescheduling of significant customer orders;

•	the ability of our customers to procure the other necessary components for their end-products that utilize our products in order to conduct their operations;

•	pricing concessions on volume sales to particular customers for established time frames and our ability to respond to general downward pressure on the average selling prices of our products;

•	cyclical or seasonal slowdowns and general downturns in customer demand or related industry-wide increases in inventories;

•

our ability to predict our customers’ demand for our products, manage production and inventory levels in response to product life cycles and other factors and minimize the effects of obsolete or excessive inventory;

•	design wins and changes in our product and customer mix;

•	labor disputes at our subsystem module manufacturer’s facility in the Philippines or at any of our other subcontractors, which may cause temporary slowdowns or shutdowns of operations;

•	problems with our products that result in significant returns;

•	inadequate allocation of wafer, assembly or test capacity for our silicon products by our subcontractors and/or allocation of components used in our module products by our suppliers;

•

inconsistent or non-linear quarterly revenue that may result from our entry into new markets, such as mobile TV, or new consumer products, such as digital TV set-top converter boxes because our customers may have difficulty accurately determining the initial demand for their new products;

•	acts of terrorism or military action occurring anywhere in the world; and

•	acts of God or force majeure.

It is likely that our quarterly results of operations will be adversely affected by one or more of the factors listed above, or other factors. If our future results of operations fail to meet the expectations of stock market analysts or investors, the market price of our common stock may decline.

Because we depend on a few significant customers for a substantial portion of our revenue, the loss or change in demand of a key customer would seriously harm our business.

We have historically derived a substantial portion of our revenue from sales to a relatively small number of customers and we expect this trend to continue. The loss of any significant customer would significantly harm our revenue. Sales to our significant customers, including sales to their respective manufacturing subcontractors, as a percentage of net revenue were as follows:

	Year Ended December 31,
	2005	2004	2003
Scientific-Atlanta (a Cisco company) (1)	22%	16%	*
Asuspower (2)	18%	10%	*
DaimlerChrysler	*	*	15%
World Peace Industrial	—	—	13%

Ten largest customers	74%	63%	60%

*	Less than 10% of net revenue
(1)	Cisco Systems, Inc. (Cisco) completed its acquisition of Scientific-Atlanta on February 27, 2006. Net revenue in the third quarter and first three quarters of 2005 excludes amounts attributed to Cisco.
(2)	Primarily for the benefit of ARRIS in 2005, and ARRIS and Terayon in 2004.

Further, several existing and potential customers have substantial internal technological capabilities and could develop products internally that compete with or replace our products. A decision by any of our significant customers to internally design and manufacture products that compete with our products could have a material adverse effect on our business, results of operations and future prospects.

We believe that our future results of operations will continue to depend on the success of our largest customers, on our ability to sell existing and new products to these customers in significant quantities and on our ability to diversify our customer base. To attract new customers or retain existing customers, we may offer certain customers very attractive prices on our products which could impact our overall pricing strategy. In that event, our average selling prices and gross margins would decline. The loss of a key customer or a reduction in our sales to any key customer would harm our revenue and consequently our results of operations and financial condition.

We are subject to order and shipment uncertainties with respect to our RF products, and if we are unable to accurately predict customer demand for these products, we may incur excess or obsolete inventory, which would reduce our profit margin, or insufficient inventory, which would result in lost revenue opportunities and potentially in loss of market share and damaged customer relationships.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, including our most significant customers, in terms of volume of sales. Our terms and conditions (which do not apply to some of our key customers) typically provide that our customers may cancel orders scheduled to ship outside 90 days. Further, our terms typically provide that customers may reschedule orders that are scheduled to ship outside 30 days, but customers typically are restricted to the number of days they can delay the ship date. However, we have permitted customers to cancel orders less than 90 days before the expected date of shipment and to re-schedule shipments less than 30 days before the expected date of shipment, with little or no penalty. We currently do not have the ability to accurately predict what or how many products our customers will need in the future. Anticipating demand is difficult because our customers face volatile pricing and unpredictable demand for their own products and are increasingly focused on cash preservation and tighter inventory management. However, we place orders with our suppliers based on forecasts of customer demand and, in some instances, may establish buffer inventories to accommodate anticipated demand. Our forecasts are based on multiple assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect to, or at all. As a result, we would hold excess or obsolete inventory, which would reduce our profit margins and adversely affect our business and results of operations. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would forego revenue opportunities and potentially lose market share and damage our customer relationships. In addition, any future significant cancellations or deferrals of product orders or the return of previously sold products could materially and adversely affect our profit margins, increase product obsolescence and restrict our ability to fund our operations.

The average selling price of our products will likely decrease over time. If the selling price reductions are greater than we expect, our results of operations may be adversely affected.

Historically, the average selling price of our products has decreased over their lives. In addition, as the markets for RF integrated circuit and module products mature, we believe that it is likely that the average unit prices of our RF products will decrease in response to competitive pricing pressures, increased sales discounts, new product introductions, competitive product bundling and a transition in our markets from higher priced module products to lower priced integrated circuits. To offset these decreases, we expect to primarily rely on achieving cost reductions for materials used in existing products and introducing new products that can either be sold at higher average selling prices or be manufactured with lower costs.

Although we will seek to increase the sales of our higher margin products, our sales and product development efforts may not be successful and our new products may not achieve market acceptance. To the extent we are unable to reduce costs or sell our higher margin products, our results of operations may be adversely affected.

The sales cycle for our RF products is long, and we incur substantial non-recoverable expenses and devote significant resources to sales that may not be realized when anticipated, if at all.

Our customers, and sometimes their customers, typically conduct significant evaluation, testing, implementation and acceptance procedures before they purchase our RF products. These evaluation processes are frequently lengthy and may range from three months to one year or more. As a result, we expend significant financial and human resources to develop customer relationships before we realize any revenue from these relationships. In fact, we may never realize any revenue from these efforts. In many situations, our customers design their products to specifically incorporate our RF products, and our RF products must be designed to meet their stringent specifications. This process can be complex and may require significant engineering, sales, marketing and management effort on our part. This process may also require significant engineering and testing by our customers and, if our customers do not have sufficient capabilities to complete the process, they may become dissatisfied with our products, and our business and results of operations could be materially adversely affected.

We customize a substantial portion of our RF subsystem module products to address our customers’ specific RF needs. If we do not sell our customer-specific products in large volumes, we may be unable to cover our fixed costs or may be left with substantial unsaleable inventory.

We manufacture a substantial portion of our RF subsystem module products to address the unique needs of our individual customers. Frequent product introductions by systems manufacturers make our future success dependent on our ability to select development projects that will result in sufficient volumes to enable us to achieve manufacturing efficiencies to cover our fixed costs. Because some of our customer-specific RF module products are developed for unique applications, we expect that some of our current and future customer-specific RF module products may never be produced in sufficient volume to cover our fixed costs. In addition, if our customers fail to purchase these customized RF module products from us, we risk having substantial unsaleable inventory, which could have a material adverse effect on our financial condition and results of operations.

A product recall by a major customer could materially adversely affect our business, financial condition and results of operations.

We generally warrant our commercial products for a period of one year, and longer for automotive electronics products. If a customer experiences a problem with our products and subsequently returns our products to us in large quantities for rework, replacement, or refund, the cost to us could be significant and could have a material adverse effect on our business, financial condition and results of operations.

Some of our customers require us to sign “line down” clauses, liability clauses and/or intellectual property warranty and indemnification clauses.

We are currently subject to “line down” clauses in contracts with certain customers. Such clauses require us to pay financial penalties if our failure to supply products in a timely manner causes the customer to slow down or stop their production. Such penalties could be large and, if incurred, could have a material adverse effect on our financial condition and results of operations. We are also subject to product liability clauses and/or intellectual property warranty and indemnification clauses in some of our customer contracts, and where we do not have contracts, we are subject to such default provisions in the relevant jurisdiction’s embodiment of the Uniform Commercial Code. Such clauses and warranties require us to pay financial penalties if we supply defective product, which results in financial damages to the customer, or to indemnify the customer for third-party actions based on the alleged infringement by our products of a third-party’s intellectual property. Such penalties or obligations could be large and, if incurred, could have a material adverse effect on our financial condition and results of operations.

Our inability to maintain or grow revenue from international sales could harm our financial results.

Net revenue from outside of North America was 66%, 58% and 66% for 2005, 2004 and 2003, respectively. We plan to increase our international sales activities by adding international sales personnel, sales representatives or distributors. Our international sales will be limited if we cannot do so. Even if we are able to expand our international operations, we may not succeed in maintaining or increasing international market demand for our products which could have a material adverse effect on our financial condition and results of operations.

A majority of our revenues have historically come from our international customers, and, as a result, our business may be harmed by political and economic conditions in foreign markets and the challenges associated with operating internationally.

Historically, revenues from international markets have represented the majority of our total revenues, We expect revenues from international markets to continue to represent the majority of our total revenues for the foreseeable future. International business activities involve certain risks, including:

•	difficulties involved in the staffing and management of our geographically dispersed operations;

•	longer sales cycles in certain countries, especially on initial entry into a new geographical market;

•	greater difficulty in evaluating a customer’s ability to pay, longer accounts receivable payment cycles and greater difficulty in the collection of past-due accounts;

•	general economic conditions in each country;

•	challenges associated with operating in diverse cultural and legal environments;

•	seasonal reductions in business activity specific to certain markets;

•	loss of revenues, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks;

•	foreign taxes and the overlap of different tax structures, including modifications to the United States tax code as a result of international trade regulations;

•	greater difficulty in safeguarding intellectual property;

•	foreign technical standards;

•	import and export licensing requirements, tariffs, and other trade and travel restrictions; and

•	existence or adoption of laws and regulations affecting the operation and taxation of our business and the general business climate for foreign companies.

We extend credit to our customers, sometimes in large amounts, but there is no guarantee every customer will be able to pay our invoices when they become due. At various times, our accounts receivable is concentrated in a few customers.

As part of our routine business, we extend credit to customers purchasing our products. At December 31, 2005, approximately 63% of our net accounts receivable were due from five of our customers. While our customers may have the ability to pay on the date of shipment or on the date credit is granted, their financial condition could change and there is no guarantee that customers will ever pay the invoices.

Because all of our customers do not have the same credit terms, our outstanding accounts receivable balance can become concentrated in a smaller number of customers than our overall net revenue. This concentration can subject us to a higher financial risk.

Our customers’ products are subject to governmental regulation.

Governmental regulation could place constraints on our customers and consequently reduce their demand for our RF products. The Federal Communications Commission, or FCC, has broad jurisdiction over several of our target markets in the United States Similar governmental agencies regulate our target markets in other countries. Although most of our products are not directly subject to current regulations of the FCC or any other federal or state communications regulatory agency, much of the equipment into which our products are incorporated is subject to direct government regulation. Accordingly, the effects of regulation on our customers or the industries in which they operate may, in turn, impede sales of our products. For example, demand for our RF products will decrease if equipment incorporating our products fails to comply with FCC emissions specifications.

Our dependence on a single manufacturing facility and a single subcontractor for almost all of our subsystem module solutions could jeopardize our operations.

In June 2005, we completed the transition of our outsourced subsystem module solutions manufacturing operations from TFS to Ionics EMS, Inc. The majority of our subsystem module solutions manufacturing operations are now subcontracted to Ionics. Such operations are conducted at a single facility in Manila, Philippines.

Despite the transition of our manufacturing operations to Ionics, we are still exposed to manufacturing risks as a result of our dependence on a single manufacturing facility and a single sub-contractor for our subsystem module solutions. Such risks include lack of control over delivery schedules, manufacturing yields, quality and fabrication costs and the risk of material supply disruptions due to labor disputes, terrorism, political unrest, war, process abnormalities, human error, theft, government intervention, or a natural disaster such as a fire, earthquake, or flood. If we encounter any significant delays or disruptions, including those caused by our subcontractor’s inability to procure component parts or supply us with product, we may not be able to meet our manufacturing and testing requirements, which could cause a significant delay in our ability to deliver our products, resulting in losses and potential enforcement of contractual “line down” clauses by customers, subjecting us to high litigation costs and settlement payments. Additionally, our subcontractor could elect to close its production facility or require us to move to another production facility or subcontractor. Any resulting delay could result in increased expense and costs and could have a material adverse effect on our business and results of operations.

We depend on third-party wafer subcontractors to manufacture all of our integrated circuit products, which reduces our control over the integrated circuit manufacturing process and could increase costs and decrease the availability of our integrated circuit products.

We do not own or operate a semiconductor fabrication facility. We primarily rely on IBM and X-FAB, outside subcontractors, to produce most of our RF integrated circuit products. Our reliance on third-party suppliers involves risks such as reduced control over delivery schedules, quality assurance and fabrication costs and the risk of material supply disruptions. We do not have a long-term supply agreement with our subcontractors and instead obtain manufacturing services on a purchase order basis. Our subcontractors have no obligation to supply products to us for any specific period, in any specific quantity or at any specific price, except as set forth in a particular purchase order. Our requirements represent a small portion of the total production capacity of these subcontractors, and they may reallocate capacity to other customers even during periods of high demand for our integrated circuits. If our subcontractors were unable or unwilling to continue manufacturing our integrated circuits, our business would be materially adversely affected. In such an event, we would be required to identify and qualify substitute subcontractors, which would be time consuming and difficult, and may result in unforeseen manufacturing and operational problems. In addition, if competition for foundry capacity increases, our product costs may increase, and we may be required to pay significant amounts to secure access to manufacturing services. If we do not qualify or receive supplies from additional subcontractors, we may be exposed to increased risk of capacity shortages due to our dependence on IBM and X-FAB. In addition, the processing of our integrated circuit products are specific to the manufacturing processes of one or the other of our two suppliers and substantial lead-time would be required to move the specific product to the other supplier, if it were possible at all. Further, our customers may limit their purchases from us unless a second manufacturing source is developed, which could impact our sales. We will begin using Jazz Semiconductor as an alternate source in the future for certain of our integrated circuit products, however, there can be no assurance that the establishment of a second manufacturing source would successfully mitigate the risks identified above.

We depend on third-party subcontractors for integrated circuit probing, packaging and testing, which reduces our control over these processes and could result in increased costs and decreased availability of our integrated circuit products.

Our integrated circuit products are probed, packaged, and/or tested by independent subcontractors, including Amkor, ASE, ISE and Criteria Labs, using facilities located in South Korea, Philippines, and Austin, Texas. We do not have long-term agreements with these subcontractors and typically obtain services from them on a purchase order basis. Furthermore, our subcontractors are dependent on certain third-party test equipment manufacturers. Our reliance on these subcontractors and on certain third-party test equipment manufacturers involves risks such as reduced control over delivery schedules, quality assurance and costs. Our reliance on Criteria Labs involves additional risk due to its recent emergence from bankruptcy proceedings. These risks could result in product shortages or increase our costs of probing, packaging and testing our products. If these subcontractors are unable or unwilling to continue to provide probing, packaging and testing services of acceptable quality, at acceptable costs and in a timely manner, it could have a material adverse effect on our business. In such an event, we would be required to identify and qualify substitute subcontractors, which could be time consuming and difficult and may result in unforeseen operational problems.

If our customers do not qualify our products or the manufacturing lines of our third-party suppliers for volume shipments, our revenue may be delayed or reduced.

Some customers will not purchase any of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing lines for the product. We may not always be able to satisfy the qualifications. Delays or failure to qualify can cause a customer to discontinue use of our products and result in a significant loss of revenue. If we change third-party suppliers, customers may require us to qualify the new supplier’s facility, or a product manufactured by that facility.

We believe that transitioning our silicon products to newer or better manufacturing process technologies will be important to our future competitive position. If we fail to make this transition efficiently, our competitive position could be seriously harmed.

We continually evaluate the benefits, on a product-by-product basis, of migrating to higher performance process technologies in order to produce more efficient or better integrated circuits because we believe this migration is required to remain competitive. Other companies in the industry have experienced difficulty in migrating to new process technologies and, consequently, have suffered reduced yields, delays in product deliveries and increased expense levels. We may experience similar difficulties. Moreover, we are dependent on our relationships with subcontractors to successfully migrate to newer or better processes. Our foundry suppliers may not make newer or better process technologies available to us on a timely or cost-effective basis, if at all. If our foundry suppliers do not make newer or better manufacturing process technologies available to us on a timely or cost-effective basis, or if we experience difficulties in migrating to these processes, it could have a material adverse effect on our competitive position and business prospects.

Uncertainties in our production planning process could have a material adverse effect on our business.

For many of our products, our manufacturing lead-time is greater than the delivery lead-times we quote our customers. Therefore, in many cases we routinely manufacture or purchase inventory based on estimates of customer demand for our RF products, which demand is difficult to predict. The cancellation or re-scheduling of product orders, the return of previously sold products or overproduction due to the failure of anticipated orders to materialize could result in our holding excess or obsolete inventory that could substantially harm our business, financial condition and results of operations. In addition, our inability to produce and ship RF products to our customers in a timely manner could harm our reputation and damage our relationships with our customers.

The semiconductor industry is cyclical. If there is a sustained upturn in the semiconductor market, there could be a resulting increase in demand for foundry and other subcontracted services, significantly reducing product availability and increasing our costs.

The semiconductor industry periodically experiences increased demand and production capacity constraints. An increase in demand for semiconductors could substantially increase the cost of producing our RF products, and consequently reduce our profit margins. As a result, we may experience substantial period-to-period fluctuations in future results of operations due to general semiconductor industry conditions.

Changes in the accounting treatment of stock options will adversely affect our results of operations.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, and supersedes APB No. 25. Among other things, SFAS No. 123R eliminates the use of APB No. 25 and the intrinsic value method of accounting, and requires companies to recognize in their financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards. As recently amended, the effective date of SFAS No. 123R is the beginning of the first fiscal year beginning after June 15, 2005, which is January 1, 2006 for calendar year companies, although early adoption is allowed. This change in accounting treatment will have a material adverse effect on our reported results of operations because the stock-based compensation expense will be charged directly against our reported earnings. For an illustration of the effect of such a change in our recent results of operations, see Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2005.

Our research and development efforts are critical to our business and if these efforts are unsuccessful, it will have a material adverse effect on our business and results of operations.

Any future success will depend, in large part, upon our ability to develop new RF products for existing and new markets; our ability to introduce these new products in a cost-effective and timely manner; and our ability to meet customer specifications and convince leading manufacturers to select these new products for design into their new products. Developing new products and improving our existing products requires substantial continuing investments of engineering resources. We have often encountered and continue to encounter difficulties attracting and retaining the highly sophisticated engineering personnel required to timely develop our products and meet our customers’ design windows. In addition, the development of new RF products is highly complex and, from time to time, we have experienced delays in completing the development and introduction of new products. In addition, some of our new product development efforts are focused on producing silicon products utilizing architectures and technologies with which we have little or no experience, and delivering performance characteristics, such as low power consumption, at levels that we have not previously achieved. Our efforts to address the mobile TV market segment, in particular, will depend on our ability to overcome the challenges described above and upon eventual industry acceptance of our new mobile TV products, such as the MT2260 and MT2262. Some of our past research and development efforts have failed. For example, our Bluetooth products never gained wide market acceptance. Successful product development depends on a number of factors, including:

•	the accuracy of our prediction of emerging market requirements and evolving standards;

•	the acceptance of our new product designs by our customers and of our customers’ products by consumers;

•	the availability of qualified product designers and our ability to attract and retain them; and

•	our ability to successfully design, develop, manufacture and integrate new components to increase our product functionality in a timely manner.

We have made significant changes in our executive management and reduced the scope and costs of our worldwide operations. Because of our reduced scope of operations and management discontinuity, our research and development efforts in our core technologies may lag behind those of our competitors, some of whom have substantially greater financial and technical resources. As a result of these factors, we may be unable to develop and introduce new RF products successfully and in a cost-effective and timely manner, and any new products we develop and offer may never achieve market acceptance. These failures would have a material adverse effect on our business, financial condition and results of operations.

Our business may be harmed if we fail to protect our proprietary technology.

We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality agreements and procedures and licensing arrangements to protect our intellectual property rights. We currently have patents issued and pending in the United States and in foreign countries. We intend to seek further United States and international patents on our technology. We cannot be certain that patents will be issued from any of our pending applications, that patents will be issued in all countries where our products can be sold or that any claims will be allowed from pending applications or will be of sufficient scope or strength to provide meaningful protection or commercial advantage. While we generally seek patent protection for our innovations, it is possible that some of these innovations may not be protectable. If our patents do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents.

In addition, even when we do hold valid patents that we could potentially assert against a competitor’s infringing products, it may not be practicable, effective or cost-efficient for us to enforce our intellectual property and contractual rights fully, particularly, where the initiation of a claim might harm our business relationships or risk a debilitating countersuit by a competitor with patents that read on our products.

Our competitors also may be able to design around our patents. The laws of some countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States, increasing the possibility of piracy of our technology and products.

In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other non-patented proprietary know-how relating to our product development and manufacturing activities, which we seek to protect, in part, by confidentiality agreements with our customers, partners, suppliers and employees. We cannot be certain that our confidentiality agreements will not be breached, that we would have adequate remedies for any such breach or that trade-secrets and proprietary know-how will not otherwise become known by others. Although we intend to protect and vigorously defend our intellectual property rights, we may not be able to prevent misappropriation of our technology. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology.

Despite our efforts and procedures to protect our intellectual property through the prosecution of patents, trademarks, copyrights and trade secrets and other methods, we cannot assure you that our current intellectual property or any intellectual property we may obtain through acquisitions or by other means will be free from third-party claims which may be valid. Any third-party claims may lead to costly and time-consuming litigation, which could have a material adverse effect on our business, financial condition and results of operations.

Our efforts to protect our intellectual property may cause us to become involved in costly and lengthy litigation that could seriously harm our business and compromise our intellectual property position.

We have been involved in intellectual property litigation in the past and may become involved in intellectual property litigation in the future to protect our intellectual property or defend against allegations of infringement asserted by others. Legal proceedings could subject us to significant liability for damages or invalidate our proprietary rights either through litigation or a petition for USPTO re-examination initiated by a competitor. Any litigation, regardless of its outcome, would likely be time-consuming and expensive to resolve and would divert the time and attention of our management and technical personnel.

The expense associated with intellectual property litigation, the diversion of time and attention of our management and technical personnel from our daily operations caused by such litigation and any legal limitation placed upon our products and/or our business related to such litigation may have a material adverse effect on our business and results of operations.

Furthermore, we have initiated, and may initiate in the future, claims or litigation against third-parties for infringement of our proprietary rights or to establish their validity. Even if we successfully assert our intellectual property against a competitor in litigation, our patents may be attacked through a USPTO re-examination, which cannot be settled by the mutual agreement of the parties. For example, despite the settlement of all of our outstanding patent litigation with a competitor in the second quarter of 2004, we must continue to prosecute the validity of our ‘035 patent in the re-examination proceedings initiated by that competitor. If we are unsuccessful in our efforts to confirm the validity of certain claims of our ‘035 patent, others will be able to compete directly against us, which could materially and adversely affect our ability to sell our products and grow our business. Any future litigation by or against us, or one of our customers, could result in significant expense and divert the efforts of our technical personnel and management, whether or not the litigation results in a favorable determination.

Our ability to sell our RF products may be adversely affected if it is determined that we or our customers infringe on the intellectual property of a third-party or if any of our issued patents are determined to be invalid.

The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which may result in significant and often protracted and expensive litigation. Our customers may be subject to infringement claims for their products which incorporate our RF products. If any claims of infringement are made against any of our customers, our customers may seek to involve us in the litigation and demand indemnification from us. The resolution of such a claim against our customer may cause our customer to reduce or completely eliminate marketing its infringing product, which would decrease our sales of RF products to this customer. Further, if our customer were to prevail in its claim for indemnification against us, or if we were found to infringe on any other third-party intellectual property, we could be required to:

•	pay substantial damages and royalties on our historical and future product sales;

•	indemnify our customers for their legal fees and damages paid;

•	stop manufacturing, using and selling the infringing products;

•	expend significant resources to develop non-infringing technology;

•	discontinue the use of some of our processes; or

•	obtain licenses to the infringed intellectual property to sell or use the relevant technology, which may not be available on commercially reasonable terms, if at all.

We may be unsuccessful in developing non-infringing products or obtaining licenses upon commercially reasonable terms. We may be unable to resolve these problems which could have a material adverse affect our business, financial condition and results of operations.

If we do not anticipate and adapt to evolving industry standards in the cable, digital TV and automotive markets, or if industry standards develop more slowly than we expect, our products could become obsolete and we could lose market share.

Applications and devices for cable, digital TV and automotive markets often are based on industry standards that are continuously evolving. We have often directed our development toward producing RF products that comply with these evolving standards. In some cases, the development of these standards takes longer than originally anticipated. The delayed development of a standard in our target markets has and could result in slower deployment of new technologies, which can harm our ability to sell our RF products, or frustrate the continued use of our proprietary technologies, due to the anticipation of the deployment of a standard. The continued delay in the development of these industry standards could result in fewer manufacturers purchasing our RF products in favor of continuing to use the proprietary technologies designed by our competitors. Such delayed development of industry standards and the resulting slower deployment of new technologies would result in diminished and/or delayed revenue and consequently harm our business. Additionally, our competitors may attempt to relax anticipated standards that we have expended significant research and development funds to meet, thereby eliminating any technical advantages that our products may have. Further, if new unexpected industry standards do emerge, and we have failed to accurately anticipate or design products that meet such standards, our products or our customers’ products could become unmarketable or obsolete.

Our ability to adapt to changes and to anticipate future standards and the rate of adoption and acceptance of those standards is a significant factor in maintaining or improving our competitive position and prospects for growth. Our inability to anticipate the evolving standards for our RF products in the cable, digital TV and automotive markets, or to develop and introduce new products that are functionally and economically competitive into these markets, could result in diminished revenue and, consequently, harm our business, financial condition and results of operations. In addition, we may incur substantial unanticipated costs to comply with these evolving standards.

We have experienced volatility in our stock price and it may fluctuate in the future. Therefore, you may be unable to resell shares of our common stock at or above the price you paid for them.

The market price of our common stock has fluctuated in the past and may fluctuate significantly in the future. For example, during 2006, our common stock traded at prices as low as $4.15 and as high as $7.19 per share. Such fluctuations may be influenced by many factors, many of which are outside of our control, including:

•	quarterly variations in our financial performance;

•	our business prospects;

•	the performance and prospects of our major customers;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	short-term investor trading strategies;

•	recent changes in accounting rules related to the expensing of equity awards;

•	general financial and other market conditions; and

•	domestic and international economic and political conditions.

Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may materially and adversely affect the market price of our common stock. In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction, particularly when viewed on a quarterly basis.

Currency fluctuations related to our international operations could have a material adverse effect on our financial results.

A significant portion of our international revenue and expenses are denominated in foreign currencies, primarily the Euro, and we have experienced significant fluctuations in our financial results due to changing exchange rates rather than operational changes. For example, the foreign currency exchange loss was approximately $0.3 million in 2005. We expect to continue to rely significantly on international sales and foreign subcontractors for the foreseeable future. As a result, we expect currency fluctuations to continue, and such fluctuations may significantly impact our financial results in the future. Currently, we do not engage in currency hedging activities, and in the future, we may choose to engage in currency hedging activities to reduce these fluctuations, which may or may not prove to be successful.

We may need to obtain the capital required to grow our business.

From time to time, we may find it necessary or we may choose to seek additional financing if our strategic growth plans change, or if industry or market conditions are favorable for a particular type of financing. Our capital requirements depend upon several factors, including the need to fund future acquisitions, the capital required to meet our research and development objectives, the rate of market acceptance of our products, our ability to expand our customer base, our level of expenditures for sales and marketing, the cost of product and service upgrades and other factors. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. There can be no assurance that we will be able to raise additional funds if needed. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. Further, if we issue equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we issue debt securities, the debt securities generally will have rights senior to those of existing holders of equity securities. If we cannot raise needed funds on acceptable terms, we may not be able to acquire strategic businesses, develop our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have a material adverse effect on our ability to grow our business.

Our business could be disrupted if we are unable to successfully integrate any businesses, technologies, product lines or services that we may acquire in the future.

As part of our business strategy, we may review and selectively pursue potential acquisitions that could complement our current product offerings, augment our market coverage, complement our technical capabilities, or that would otherwise provide growth opportunities. While we currently have no imminent plans to pursue an acquisition, we may make strategic acquisitions or investments or enter into joint ventures or strategic alliances with other companies in the future, which may entail many risks. Specific examples of risks that could relate to such transactions include:

•	risks that we will be unable to successfully integrate the acquired company’s personnel and businesses;

•	risks that we will be unable to realize anticipated synergies, economies of scale or other value associated with the transactions;

•	risks related to acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operations;

•	risks that such transactions will divert management’s time and attention and disrupt our ongoing business;

•	risks that we will be unable to retain key technical and managerial personnel of the acquired company;

•	risks that we will be unable to establish and maintain uniform standards controls, procedures and policies;

•	risks related to unanticipated costs, capital expenditures or working capital requirements and the assumption of unknown liabilities or other unanticipated events or circumstances;

•	risks that the acquired company’s customers will not desire to conduct business with us;

•	risks related to strained relationships with employees, suppliers and customers resulting from the integration of new personnel; and

•	risks related to strained relationships with strategic partners who may compete with the acquired company.

In addition, future acquisitions or investments may require us to materially reduce our cash reserves; issue additional equity which would be dilutive to our stockholders or to incur debt. We cannot assure you that any acquisition or joint venture will be successfully integrated with our operations and the failure to avoid these or other risks associated with such acquisitions or investments could have a material adverse effect on our business, financial condition and results of operations.

Our Quality Certifications are subject to periodic re-evaluation.

Our design facility located in Ingolstadt, Germany is currently ISO-9000:2000 and ISO-14001 certified. These certifications and others are subject to recertification on a periodic basis. If we are unable to obtain any such recertification, it could have a material adverse effect on our business.

Our products are subject to certain environmental standards.

Beginning July 1, 2006, our product shipped into certain regions of the world must comply with the Restriction of Hazardous Substances Directive 2002/95/EC (RoHS) which restricts the use of hazardous substances in electrical and electronic equipment that is imported into the European Union. We currently have lead-free versions of our silicon products and we are in the process of altering our applicable subsystem module solutions to also be lead-free. If our customers are unable to re-qualify the lead-free versions of our products or our subsystem module manufacturers are unable to meet the RoHS/lead-free standards in a timely manner, it could have a material adverse effect on our business, results of operations and financial condition.

Our international operations, including our operations in Germany, Taiwan, Japan, China and Korea, the operations of our international suppliers and our overall financial results may be adversely affected by events that occur in or otherwise affect these countries.

We currently have facilities and suppliers located outside of the United States, including research and development operations in Germany and sales offices in Japan, Taiwan, China and Korea. Other than IBM, ISE and Criteria Labs, substantially all of our suppliers are located outside the United States, and substantially all of our products are manufactured outside the United States. As a result, our operations are affected by the local conditions in those countries, as well as actions taken by the governments of those countries. For example, if the Philippines government enacts restrictive laws or regulations, or increases taxes paid by manufacturing operations in that country, the cost of manufacturing our products in Manila could increase substantially, causing a decrease in our gross margins and profitability. In addition, if any country, including the United States, imposes significant import restrictions on our products, our ability to import our products into that country from our international manufacturing and packaging facilities could be diminished or eliminated. Local economic and political instability in areas in the Far East, in particular in the Philippines and Korea, where there has been political instability in the past, could result in unpleasant or intolerable conditions for workers, and ultimately could result in a shutdown of our facilities or our subcontractor’s facilities.

Our success could be jeopardized by the loss of key personnel or an inability to attract qualified candidates.

Any success we may have in the future, including our ability to grow and support future customers, will depend to a significant degree upon the continued service of our personnel, particularly our key personnel and executive management. The members of our executive management team are not generally parties to employment agreements with Microtune. The loss of one or more members of our executive management team or other key personnel could have an adverse effect on our operations.

Our future success also depends on our ability to attract, retain and motivate qualified personnel with experience in RF engineering, integrated circuit design and software and technical marketing and support. We are extremely dependent on certain key engineering personnel. Should we lose one or more of these key engineering personnel, it would have a material adverse effect on our ability to design our products and support our customers.

Additionally, if we do not meet our hiring targets, we may be unable to support our key prospective customers and we may lose the ability to enter large emerging markets, resulting in a material adverse effect on our future prospects. We rely heavily upon equity compensation incentives, such as options to purchase our common stock to attract, retain and motivate such personnel. The equity incentives of our competitors and other elements of our competitors’ compensation structures, particularly cash compensation, may be significantly more attractive than the compensation packages we offer.

With respect to retaining personnel, the market price of, or other price attainable for, our common stock directly affects the relative attractiveness and effectiveness of our stock options as a recruiting and retention tool. In the past, our common stock price has been substantially higher than currently prevailing prices. Any future poor operating performance we experience may cause the price of our common stock to decline from current levels. In addition, due to the recent issuance of SFAS No. 123(R), Share-Based Payment, requiring companies to recognize the cost of employee services received in exchange for awards of equity instruments in the financial statements, we may change our strategy for compensating employees. A lower market price of our common stock, along with any related deterioration in the morale of our personnel regarding this component of their compensation, may result in our loss of personnel, including key personnel and executive management. These personnel losses could reasonably be expected to have a prompt, material and adverse effect on our business and operations.

Additionally, we may have to explore the possibility of opening design centers in locations where attractive candidates prefer to live. We opened a design center in Plantation, Florida in February 2006 and in Longmont, Colorado in September 2006 in order to acquire additional engineering talent. To the extent we pursue the strategy of opening additional remote locations, our cost structure may increase at a higher rate than if attractive candidates were employed at existing facilities.

The competition for attracting qualified candidates is intense, particularly in the RF silicon and RF systems industries. Our ability to attract qualified candidates is essential to any success we may have in the future. For the reasons described above, there can be no assurance that we will be able to continue to attract, retain and motivate qualified technical, management, and other candidates necessary for the design, development, manufacture and sale of our RF products in the future.

Provisions in our charter documents, Delaware law and our stockholder rights plan may deter takeover efforts and limit the ability of our stockholders to receive a premium for their shares of our common stock.

Several provisions of our restated certificate of incorporation, Delaware law and our stockholder rights plan may discourage, delay or prevent a merger or acquisition that you may consider favorable and therefore may prevent our stockholders from receiving a premium for their shares of our common stock.

Those provisions include:

•	a provision authorizing the issuance of “blank check” preferred stock;

•	a provision prohibiting cumulative voting in the election of directors;

•	a provision limiting the persons who may call special meetings of the board or the stockholders;

•	a provision prohibiting stockholder action by written consent;

•	a provision establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings;

•	a provision establishing super-majority voting requirements in some instances; and

•	a provision providing rights to purchase fractional shares of preferred stock to our existing stockholders in the event of certain acquisition attempts.

On May 25, 2005, our stockholders approved certain amendments to our amended and restated certificate of incorporation and amended and restated bylaws that had the effect of declassifying our board of directors so that all of our directors must stand for election every year at our annual meeting of stockholders. The declassification of our board of directors was a requirement of our settlement of the consolidated derivative stockholder litigation.

The matters relating to the investigation by the Audit Committee of our Board of Directors into our stock option grant practices and the restatement of our consolidated financial statements has resulted in litigation and may result in future litigation or regulatory inquiries which could harm our financial results.

On July 27, 2006, we announced that the Audit Committee of our Board of Directors, with the assistance of independent legal counsel, was conducting a review of our stock option practices covering the time from our initial public offering in August 2000 through June 2006.

On November 1, 2006, the Audit Committee announced that it had concluded that the actual measurement dates for certain past stock option grants differed from the measurement dates previously used in accounting for such grants. Because, in certain cases, the prices on the previously used measurement dates were lower than the prices on the actual measurement dates, we determined that we should have recognized material amounts of stock-based compensation expense in connection with these transactions. Therefore, we concluded that our previously filed unaudited interim and audited annual consolidated financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, as well as the unaudited interim financial statements for the first quarter ended March 31, 2006, should no longer be relied upon because these financial statements contained misstatements and would need to be restated. We disclosed this conclusion in our Current Report on Form 8-K, filed with the SEC on November 1, 2006.

This review of our historical stock option grant practices has required us to incur substantial expenses for legal, accounting, tax and other professional services, has diverted our management’s attention from our business, and could in the future adversely affect our business, financial condition, results of operations and cash flows.

Our historical stock option grant practices and the restatement of our prior financial statements have exposed us to greater risks associated with litigation and regulatory proceedings. On January 31, 2007, a purported stockholder derivative lawsuit was filed against current and former officers and directors of Microtune and against Microtune, as a nominal defendant, alleging various breaches of fiduciary duties, conspiracy, improper financial reporting, insider trading, violations of the Sarbanes-Oxley Act, violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, unjust enrichment, gross mismanagement, abuse of control, and waste of corporate assets. We are evaluating the lawsuit. We cannot assure you that pending litigation or any future litigation or regulatory action will result in the same conclusions reached by the Audit Committee. The conduct and resolution of these matters will be time consuming, expensive and distracting from the conduct of our business.

We voluntarily contacted the SEC regarding the Audit Committee’s review and our representatives expect to meet with the SEC to discuss the findings of the Audit Committee’s investigation in detail. We intend to cooperate with the SEC in any investigation into these matters.

While we believe that we have made appropriate judgments in concluding the correct measurement dates for stock option grants, the SEC may also disagree with the manner in which we have accounted for and reported, or not reported, the financial impact of past stock option grant measurement date errors, and there is a risk that any SEC inquiry could lead to circumstances in which we may have to further restate our prior financial statements, amend prior SEC filings, or otherwise take other actions not currently contemplated. Any such circumstance could also lead to future delays in filing our subsequent SEC reports and delisting of our common stock from The NASDAQ Global Market. Furthermore, if we are subject to adverse findings in any of these matters, we could be required to pay damages or penalties or have other remedies imposed upon us which could harm our business, financial condition, results of operations and cash flows. Please see Note 2, “Restatement of Consolidated Financial Statements” of the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended September 30, 2006 for further information.

We have been the target of several securities fraud class action complaints in the past and are at risk of future securities class action litigation. The lawsuit filed on January 31, 2007 (described below), or litigation filed in the future, could result in substantial costs to us, drain our resources and divert our management’s time and attention.

Initial Public Offering Litigation

Starting on July 11, 2001, multiple purported securities fraud class action complaints were filed against us, certain former executive officers and certain investment banks that served as underwriters of our initial public offering. We have accepted a settlement proposal presented to all issuer defendants and are waiting for final court approval. For additional discussion of this litigation, see Note 11 to our Consolidated Financial Statements in our Annual Report on Form 10-K/A for the year ended December 31, 2005.

Stockholder Derivative Litigation

On January 31, 2007, a purported stockholder derivative lawsuit was filed against current and former officers and directors of Microtune and against Microtune, as a nominal defendant, alleging various breaches of fiduciary duties, conspiracy, improper financial reporting, insider trading, violations of the Sarbanes-Oxley Act, violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, unjust enrichment, gross mismanagement, abuse of control, and waste of corporate assets. We are evaluating the lawsuit.

There is no guarantee our insurance coverage, including our directors’ and officers’ liability insurance, will be sufficient to cover any eventual liability and any shortfall in insurance coverage would impact our cash position which could have a material adverse effect on our financial condition.

We purchase various insurance policies to cover specifically designated risks in varying amounts. There is no guarantee that when a claim arises under any of the covered risks that our coverage will be sufficient to cover the entire claim or that any specific claim will be covered, even in part, by insurance. Furthermore, directors’ and officers’ liability insurance may not be available to us in sufficient amounts to cover any claims made or defense costs incurred if securities litigation is filed against us in the future. These factors may result in rapid and substantial depletion of our cash reserves, and this depletion may result in our inability to properly operate our business and could have a material adverse effect on our financial condition.

Investor confidence and share value may be adversely affected if we are unable to file all required reports with the Securities and Exchange Commission in a timely manner.

Our ability to file in a timely manner with the SEC the reports required pursuant to the Securities Exchange Act of 1934, as amended, including quarterly reports on Form 10-Q and annual reports on Form 10-K, could be adversely affected by the following events:

•	loss of key management or finance and accounting personnel;

•	technical issues with our enterprise resource planning software or other financial reporting tools;

•	delays in the review of our quarterly results or audit of our annual results by our outside auditors;

•	unexpected change of our independent audit firm;

•	significant acquisitions or mergers;

•	disposition of a portion of our business; and

•	acts of God or force majeure.

Any delay in filing any such report could result in a loss of investor confidence in the reliability of our financial statements and an adverse reaction in the financial marketplace, which ultimately could adversely impact the market price of our shares. Additionally, this could result in the delisting of our stock from The NASDAQ Global Market and subsequent quoting of our stock on the “pink sheets,” hindering liquidity of our stock and increasing trading costs and fees for investors.

If we or our independent registered public accounting firm are unable to provide adequate attestation regarding the adequacy of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, it may have a material adverse effect on investor confidence and the market value of our common stock.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in its annual reports on Form 10-K that contains an assessment by management of the effectiveness of the company’s internal controls over financial reporting. In addition, the company’s independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. This requirement will continue to apply to our future Annual Reports on Form 10-K. We have a complex business organization that is international in scope. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be reevaluated frequently. Although we intend to diligently and vigorously review our internal controls over financial reporting in order to ensure compliance with the Section 404 requirements, there can be no assurance that we will be successful in future years. Further, if our independent registered public accounting firm is not satisfied with our internal controls over financial reporting or the level at which these controls are documented, designed, operated or reviewed, or if the independent registered public accounting firm interprets the requirements, rules or regulations differently from us, then they may decline to attest to management’s assessment or may issue a report that is qualified. This could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact the market price of our shares. Additionally, this could result in the delisting of our stock from The NASDAQ Global Market and subsequent quoting of our stock on the “pink sheets”, hindering liquidity of our stock and increasing trading fees to investors.

THE OFFER

1. Eligibility.

You are an “Eligible Employee” only if you are a current employee of Microtune, Inc. or our subsidiaries (collectively referred to as “Microtune,” the “Company,” “we,” “our” or “us”) on the last date on which this Offer remains open for acceptance (the “Expiration Time”). Our current and former named executive officers and members of our Board of Directors are not eligible to participate in this Offer. In order to participate in the Offer, you must hold Eligible Options. Only employees subject to taxation in the United States hold Eligible Options.

Unless expressly provided by an agreement between you and Microtune, your employment with Microtune will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2. Number of Options and Amount of Option Consideration; Expiration Time.

Subject to the terms and conditions of this Offer, we will accept for amendment Eligible Options that are held by Eligible Employees and with respect to which proper elections are made, and not validly withdrawn, before the Expiration Time.

An option to purchase common stock is eligible for this Offer only if each of the following conditions is met:

•	the option was granted under one of the Plans;

•	the option has an exercise price per share that is less than the fair market value per share of Microtune common stock underlying the option on the actual measurement date;

•	a portion of the option was unvested as of December 31, 2004;

•	the option is outstanding as of the last date on which this Offer remains open for acceptance; and

•	the option holder is an employee of the Company subject to taxation in the United States.

As noted above, in order to be eligible, options must be outstanding as of the Expiration Time. For example, if a particular stock option grant expires after commencement, but before the Expiration Time, that particular option grant is not eligible for this Offer.

If you choose to accept this Offer with respect to any of your Eligible Options, you need not accept this Offer with respect to all of your Eligible Options. However, if you choose to accept this Offer with respect to an Eligible Option, you must accept this Offer with respect to all of the shares subject to that stock option grant. If you have previously exercised a portion of an Eligible Option, your election to amend will apply to the entire remaining Eligible Option.

As discussed below, this rule will not apply to the portion of any Eligible Option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of Microtune. Any portion beneficially owned by a person who is not our employee is not eligible in this Offer (even if legal title to that portion of the option grant is held by you and you are an Eligible Employee). You may, however, accept this Offer with respect to the portion of the option grant you legally and beneficially own.

For instance, if you are an Eligible Employee and you hold an Eligible Option to purchase 3,000 shares that is subject to a domestic relations order, 1,000 shares of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to accept this Offer with respect to the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the Offer at all with respect to this option. These are your only choices with respect to this option grant.

The Eligible Options belong in one of two categories:

•	In-the-Money Options are those Eligible Options with exercise prices that are equal to or less than $5.00; and

•	Out-of-the-Money Options are those Eligible Options with exercise prices that are greater than $5.00.

Subject to the terms of this Offer and upon our acceptance of your election to amend the Eligible Options with respect to which you have properly elected to accept this Offer, your Eligible Option(s) will be amended, and you will receive the option consideration applicable to the category of Eligible Option(s) that you currently hold. For purposes of this Offer, the term “option” generally refers to an option to purchase one or more shares of our common stock. Each Eligible Option which is tendered will be amended on the amendment date (expected to be March 13, 2007). The amended option will continue to be subject to the terms and conditions of the Plan under which it was originally granted and to an amended option agreement between you and Microtune.

OPTION CATEGORY	SUMMARY OF OPTION CONSIDERATION

Eligible Options that have exercise prices that are equal to or less than $5.00 (“In-the-Money Options”).

1. Your Eligible Option(s) will be amended and the portion of your Eligible Option(s) that vests after December 31, 2004 will be amended to increase the original exercise price to the fair market value of a share of our common stock on the actual measurement date (as listed on your Addendum).

2. You will receive a Cash Payment equal to the difference between the new exercise price per share of the affected portion of each Eligible Option and the original exercise price per share multiplied by the number of option shares in the affected portion of the amended option in the manner described below.

3. The Cash Payment will be made on or about January 2, 2008, subject to applicable tax withholding.

4. Only those In-the-Money Options that are unexercised as of the Expiration Time (expected to be 5:00 p.m., Central Time on March 13, 2007) are eligible to be amended and receive the Cash Payment. If you have exercised a portion of an In-the-Money Option, you will receive a Cash Payment only with respect to the unexercised portion of such option grant.

5. The total Cash Payment you may be entitled to receive for these stock options will be listed on your Addendum.

Eligible Options that have exercise prices that are greater than $5.00.

1. Your Eligible Option(s) will be amended and the portion of your Eligible Option(s) that vests after December 31, 2004 will be amended to increase the original exercise price to the fair market value of a share of our common stock on the actual measurement date (as listed on your Addendum).

2. You will NOT receive a Cash Payment.

In-the-Money Options Example

You were granted a stock option to purchase 12,000 shares of Microtune common stock with an exercise price equal to $4.00 per share, 2,000 shares of which vested on or before December 31, 2004, 2,500 shares of which vested on December 1, 2005 and 7,500 shares of which vest after the Expiration Time. We have determined that the fair market value of the Company’s stock on the measurement date was $4.20. As of the Expiration Time, you had not exercised any portion of the stock option. There are 10,000 Eligible Option shares in the affected portion of this Eligible Option (the 2,000 shares which vested on or before December 31, 2004 are not subject to Section 409A and will therefore not reflect the new increased exercise price), and if you accept this Offer, you will receive the following:

1. The Eligible Option to purchase 12,000 shares will be amended to increase the exercise price of 10,000 option shares (the affected portion) to $4.20 per share. 2,500 option shares subject to the affected portion of the amended stock option will be vested as of the Expiration Time (4,500 total option shares will be vested as of the Expiration Time).

2. Since the exercise price is equal to or less than $5.00, you will receive a Cash Payment of $2,000 ($4.20-$4.00 = $0.20 multiplied by 10,000), less applicable tax withholding, payable on or about January 2, 2008.

Out-of-the-Money Options Example

You were granted a stock option to purchase 7,500 shares of Microtune common stock with an exercise price equal to $6.80, none of which vested on or before December 31, 2004. We have determined that the fair market value of the stock option on the measurement date was $7.00. No options were exercised as of the Expiration Time. There are 7,500 option shares in the affected portion of this Eligible Option, and if you elect to accept this Offer, you will receive the following:

1. The Eligible Option to purchase 7,500 shares will be amended to increase the exercise price to $7.00 per share.

2. Since the exercise price is greater than $5.00, you will NOT receive a Cash Payment.

If you accept this Offer with respect to Eligible Options that are unvested and you are no longer an employee of Microtune on the date that the original option would have vested, you will not vest in any amended stock options you have received.

All amended stock options will be subject to the terms of the Plan under which they were originally granted, and to an amended option agreement between you and Microtune. The current form of option agreement under the 1996 Stock Plan and the 2000 Plan is attached as an exhibit to the Schedule TO with which this Offer has been filed. See Section 9 of this Offering Memorandum for a description of the 1996 Stock Plan and the 2000 Plan.

The Expiration Time for this Offer will be 5:00 p.m., Central Time, on March 13, 2007, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event the Expiration Time shall refer to the latest time and date at which the extended Offer expires. See Section 14 of this Offering Memorandum for a description of our rights to extend, terminate and amend the Offer.

3. Purpose of the Offer.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding stock options to motivate our employees to perform at high levels and provide an effective means of recognizing employee contributions to our success. The Eligible Options may have been granted with an exercise price less than the fair market value of the underlying stock on the measurement date. Unfortunately, recently enacted tax legislation under the American Jobs Creation Act of 2004 and proposed tax regulations (“Section 409A”) provide that the Eligible Options may cause the Eligible Employees to be subjected to unfavorable tax consequences that did not apply at the time of the grant of the stock options. If the stock options are amended, the unfavorable tax consequences, as described in Section 13 of this Offering Memorandum, may be eliminated and the Company’s incentive and/or retention goals for these stock options will be maintained. Because the Eligible Options may have inherent value as a result of the discounted exercise price, the Cash Payments with respect to the Eligible Options were designed to make the Eligible Employees economically whole for the upward adjustment in option exercise price on the Expiration Time.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Microtune;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board of director vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from The NASDAQ Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(b) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult a tax specialist or other investment and tax advisor. You must make your own decision about whether to participate in this Offer.

4. Procedures for Amending Eligible Option Grants.

Proper election to elect to participate in this Offer.

Participation in this Offer is voluntary. To participate in this Offer, you must, in accordance with the instructions of the Election Form, properly complete, sign and deliver the Election Form to Justin M. Chapman. Justin M. Chapman must receive the properly completed and signed Election Forms before the Expiration Time. The Expiration Time will be 5:00 p.m., Central Time, on March 13, 2007, unless we extend the Offer. Election forms and related documents may only be submitted by fax to (972) 673-1602, by e-mail at justin.chapman@microtune.com, or by hand delivery of these documents to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074 before the Expiration Time.

If you participate in this Offer, you must accept this Offer with respect to all of the shares subject to that Eligible Option. To help you recall your outstanding Eligible Options and give you the tools to make an informed decision, we will provide you with a personalized Addendum listing your Eligible Options (which will indicate whether your Eligible Options are In-the-Money Options or Out-of-the-Money Options), a description of any potential Cash Payments and the amended option exercise price(s). The Addendum will list the Cash Payment for each In-the-Money Option. If we do not receive your Election Form by the Expiration Time, then you will not participate in the Offer, and all Eligible Options you currently hold will remain unchanged at their original price and terms.

Your election to participate becomes irrevocable after 5:00 p.m., Central Time, on March 13, 2007, unless the Offer is extended past that time, in which case your election will become irrevocable after the new Expiration Time, except as provided in Section 5 of this Offering Memorandum. You may change your mind after you have submitted an Election Form and withdraw from the Offer at any time before the Expiration Time, as described in Section 5 of this Offering Memorandum. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election or Withdrawal Form we receive before the Expiration Time.

If you submit an Election Form, and then decide that you would like to elect to accept this Offer with respect to additional Eligible Options, you must submit a new Election Form to Justin M. Chapman by the Expiration Time. This new Election Form must also list all of the Eligible Options with respect to which you wish to accept this Offer, because your original Election Form will no longer be valid. You may submit new Election Forms as often as you wish prior to the Expiration Time, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive prior to the Expiration Time.

The delivery of all documents, including Election Forms, is at your risk. Microtune intends to confirm the receipt of your Election Form and/or any Withdrawal Form by e-mail within two business days. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form and/or any Withdrawal Form. Only responses that are complete, signed and actually received by Justin M. Chapman by the deadline will be accepted. Responses may only be submitted via fax, e-mail, or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time Offer, and we will strictly enforce the election period. We reserve the right to reject any Election Form that we determine is not in appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all Eligible Options with respect to which proper elections are made promptly after the expiration of this Offer.

Our receipt of your Election Form is not by itself an acceptance of your election to amend your Eligible Option(s). For purposes of this Offer, we will be deemed to have accepted your Election Form which is properly made and is not properly withdrawn as of the time when we give oral or written notice to the Eligible Employees generally of our acceptance of their elections. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Eligible Options will be amended as of the Expiration Time, which we presently expect will be 5:00 p.m., Central Time on March 13, 2007.

Determination of validity; rejection of elections to amend stock options; waiver of defects; no obligation to give notice of defects.

We will determine, at our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any elections to amend Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form with respect to which elections have been made that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all elections to amend Eligible Options with respect to which proper elections are made that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election of any particular Eligible Options or for any particular Eligible Employee, provided that if we grant any such waiver, it will be granted with respect to all Eligible Employees and Eligible Options with respect to which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the Eligible Employees or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your election to amend your Eligible Option(s) will constitute a binding agreement between Microtune and you upon the terms and subject to the conditions of this Offer.

5. Withdrawal Rights and Change of Election.

You may withdraw your Election Form with respect to which you previously elected to accept the Offer only in accordance with the provisions of this section.

If you have previously elected to accept this Offer with respect to your Eligible Options, you may withdraw that election with respect to some or all of your Eligible Options at any time before the Expiration Time, which is expected to be 5:00 p.m., Central Time, on March 13, 2007. If we extend the Offer, you may withdraw your Election Form at any time until the extended Expiration Time.

In addition, although we intend to accept the amendment of all Eligible Options with respect to which valid elections have been made promptly after the expiration of this Offer, if we have not accepted your election by 9:00 p.m. Central Time on April 12, 2007, you may withdraw your Eligible Options at any time thereafter.

To validly withdraw some or all of the Eligible Options with respect to which you previously chosen to accept this Offer, you must deliver to Justin M. Chapman by facsimile at (972) 673-1602, by e-mail at justin.chapman@microtune.com, or by hand to Justin M. Chapman at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, in accordance with the procedures listed in Section 4 above, a signed and dated Withdrawal Form with the required information, while you still have the right to withdraw your election. Any election you do not withdraw will remain bound pursuant to your prior Election Form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the Expiration Time. Justin M. Chapman must receive the properly completed and signed Withdrawal Form before the Expiration Time. The Expiration Time will be 5:00 p.m., Central Time, on March 13, 2007, unless we extend the Offer.

You may not rescind any Withdrawal Form. Your elections with respect to withdrawn elections to amend Eligible Options will be deemed not properly made for purposes of the Offer, unless you properly re-elect to accept this Offer with respect to your Eligible Options before the Expiration Time. To re-elect to accept this Offer with respect to the withdrawn elections to amend Eligible Options, you must submit a new Election Form to Justin M. Chapman before the Expiration Time by following the procedures described in Section 4 of this Offering Memorandum. This new Election Form must be properly completed, signed and dated after your original Election Form and after your Withdrawal Form.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Withdrawal Form or any new Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Forms and new Election Forms. Our determination of these matters will be final and binding.

The delivery of all documents, including any Withdrawal Forms and any new Election Forms, is at your risk. Microtune intends to confirm the receipt of your Withdrawal Form and/or any Election Form by e-mail within two business days. If you have not received an e-mail confirmation, you must confirm that we have received your Withdrawal Form and/or any Election Form. Only responses that are complete, signed and actually received by Justin M. Chapman by the deadline will be accepted. Responses may be submitted only by fax, e-mail at justin.chapman@microtune.com or hand delivery. Responses submitted by any other means, including United States mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6. Agreement to Amendment of Eligible Options and Cash Payments.

Upon the terms and conditions of this Offer and promptly following the Expiration Time, we will amend all Eligible Options with respect to which proper elections have been made that have not been validly withdrawn before the Expiration Time. We expect that the Expiration Time will be 5:00 p.m., Central Time on March 13, 2007, unless we extend the Offer. Subject to the terms and conditions of this Offer, if elections with respect to your Eligible Options are properly made and accepted by us, these Eligible Options will be amended as of the amendment date, which is on the same date as the Expiration Time. We expect that the amendment date will be March 13, 2007, unless the Offer period is extended. If the Expiration Time is delayed, the amendment date will be similarly delayed. The Eligible Options with respect to which you elect to accept this Offer will be amended by the amended options. Regarding In-the-Money Options with respect to which you choose to accept this Offer, as of the amendment date, you will become entitled to receive the option consideration described below, subject to your continued employment on the payment date.

For purposes of the Offer, we will be deemed to have accepted your election to amend your Eligible Option(s) with respect to which valid elections have been made and are not properly withdrawn as of the time when we give oral or written notice to the Eligible Employees generally of our acceptance to amendment of the Eligible Options. This notice may be made by press release, e-mail or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 14 of this Offering Memorandum, we currently expect that we will accept promptly after the Expiration Time all elections to amend Eligible Options with respect to which proper elections have been made that are not validly withdrawn.

The Eligible Options which are In-the-Money Options with respect to which you choose to accept this Offer will be amended and will entitle you to receive a Cash Payment for In-the-Money Options as described in Section 2 of this Offering Memorandum. Such Eligible Options will be amended as of the amendment date, which shall be on the same day as the Expiration Time, or March 13, 2007, unless we extend the Offer. Promptly after the expiration of the Offer, we will send you paperwork regarding your amended stock options.

The Cash Payment will be made on or about January 2, 2008, subject to applicable tax withholding. This payment will not be subject to any vesting conditions, but you must be employed by Microtune on the date of payment in order receive your Cash Payment. Promptly following the expiration of the Offer, if applicable, we will send you a “Promise to Make Cash Payment” evidencing your right to receive the Cash Payment. If you do not receive a Promise to Make Cash Payment within seven business days after the Expiration Time, please contact Justin M. Chapman by telephone at (972) 673-1629.

If, for any reason, you are not an employee of Microtune or a successor entity through the Expiration Time, you will not be entitled to participate in this Offer and will not receive any amended stock options or Cash Payment. These Eligible Options will continue to be governed by the Plan under which they were granted and by the existing option agreements between you and Microtune.

Eligible Options that we do not amend will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule. Please see Section 13 of this Offering Memorandum for a description of the tax consequences to you of accepting and of not participating in this Offer.

7. Conditions of the Offer.

If Microtune is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no amended stock options. Notwithstanding any other provision of this Offer, we will not be required to amend any of your Eligible Options for amendment, and we may terminate the Offer, or postpone our acceptance of your election and amendment of any Eligible Options for which elections to amend have been made, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the Expiration Time, any of the following events has occurred, or has been determined by us to have occurred:

•

there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offering Memorandum for a description of the contemplated benefits of the Offer to us);

•	there shall have occurred:

–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–

in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NYSE Index or the Standard & Poor’s 500 Index from the date of the commencement of the Offer,

–

the commencement or continuation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or

–	if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

•

a tender or offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that;

–	any person, entity or group has purchased all or substantially all of our assets,

–

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Offer,

–	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 1% of our outstanding shares,

–

any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for amendment of Eligible Options, or

–

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

•

there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer other than as contemplated as of the commencement date of this Offer (as described in Section 11);

•

any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations or stock ownership of Microtune that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offering Memorandum for a description of the contemplated benefits of the Offer to us); or

•

any rules or regulations by any governmental authority, the National Association of Securities Dealers, The NASDAQ Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to Microtune.

If any of the above events occur, we may:

•	terminate the Offer;

•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all Election Forms with respect to which elections have been made until the extended Offer expires;

•	amend the terms of the Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Time. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Time, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price Range of Common Stock.

The Microtune common stock that underlies your stock options is traded on The NASDAQ Global Market under the symbol “TUNE.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by The NASDAQ Global Market.

	High	Low
Fiscal Year Ending December 31, 2007
1st Quarter (through February 9, 2007)	$5.39	$4.57

Fiscal Year Ending December 31, 2006
4th Quarter	$5.64	$4.37
3rd Quarter	$6.38	$4.84
2nd Quarter	$7.19	$5.08
1st Quarter	$6.01	$4.15

Fiscal Year Ended December 31, 2005
4th Quarter	$6.33	$3.70
3rd Quarter	$7.11	$4.87
2nd Quarter	$5.35	$3.05
1st Quarter	$6.17	$4.16

Fiscal Year Ended December 31, 2004
4th Quarter	$7.18	$4.13
3rd Quarter	$5.80	$3.42
2nd Quarter	$4.90	$2.30
1st Quarter	$3.05	$2.10

On February 9, 2007, the closing sales price of our common stock, as reported by The NASDAQ Global Market was $4.95 per share.

You should evaluate current market quotes of our common stock, among other factors, before deciding whether or not to accept this Offer.

9. Source and Amount of Consideration; Terms of Amended Option Grants.

Consideration.

We will make Cash Payments and, if applicable, amend Eligible Options with respect to which proper elections have been made and accepted.

If we receive and accept elections from Eligible Employees of all stock options eligible for this Offer, subject to the terms and conditions of this Offer, we will amend Eligible Options to purchase a total of approximately 1,531,531 shares of our common stock, or approximately 2.9% of the total shares of our common stock outstanding as of February 9, 2007.

General terms of amended stock options.

For purposes of this Offer, the term “option” generally refers to an option to purchase one share of our common stock. Each amended stock option will be amended on the amendment date (expected to be March 13, 2007). All amended stock options will be subject to an amendment to stock option agreement between you and Microtune. In accordance with Section 2 of this Offering Memorandum, with respect to any In-the-Money Options you elect to amend, your option consideration will consist of a Cash Payment and an amendment to your Eligible Options.

The terms and conditions of your amended stock options will remain the same as the stock options with respect to which you choose to accept this Offer that they replace, except for the exercise price.

The following description summarizes the material terms of our 1996 Stock Plan and 2000 Plan. Our statements in this Offering Memorandum concerning the Plans and the amended stock options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Plans, and the forms of stock option agreement under the Plans, which have been filed as exhibits to the Schedule TO of which this Offer is a part. Please contact Justin M. Chapman at (972) 673-1629, or by e-mail at justin.chapman@microtune.com, to receive a copy of the Plans, and the forms of stock option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

Summary of the 1996 Stock Plan and 2000 Plan.

In August 1996, our Board of Directors and stockholders approved the 1996 Stock Option Plan that provides for incentive stock options and nonqualified stock options to be granted to key employees, certain directors, and consultants of Microtune. Our Board of Directors or designated committee establishes the terms of each option granted under the 1996 Stock Option Plan. At December 31, 2006, we had no options available for grant and 644,152 options granted and outstanding under the 1996 Stock Option Plan. At December 31, 2006, we had reserved 644,152 shares of common stock for issuance upon exercise of options granted pursuant to the 1996 Stock Option Plan.

In August 2000, we adopted the 2000 Stock Plan. The 2000 Plan provides for incentive stock options and nonqualified stock options to be granted to key employees, directors and consultants. Our Board of Directors or designated committee establishes the terms of each stock option granted under the 2000 Stock Plan. At December 31, 2006, we had 2,784,604 shares available for grant and 8,431,098 options and 93,000 restricted stock units (RSUs) granted and outstanding under the 2000 Plan. At December 31, 2006, we had reserved 8,524,098 shares of common stock for issuance upon exercise of options and vesting of RSUs granted pursuant to the 2000 Stock Plan.

Term of options.

The term of stock options granted under the Plans generally is as stated in the stock option agreement. All amended stock options granted pursuant to this Offer will expire on the same date as the scheduled expiration of the stock options with respect to which you choose to accept this Offer. In each case, amended stock options will expire earlier upon your termination of employment with Microtune.

Termination of employment before the Expiration Time.

Your employment with Microtune will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time, with or without cause or notice. If your employment terminates before the Expiration Time, you will not be eligible to participate in this Offer. Any Eligible Options with respect to which you have accepted this Offer will be returned to you and will terminate in accordance with their terms.

Termination of employment after the Expiration Time.

Options. Options granted under the Plans generally are exercisable, to the extent vested, for three months from the date of termination if the employee’s employment terminates for a reason other than his or her death or disability. If the employee’s employment terminates by reason of death or disability, the employee generally will have 12 months from the date of termination to exercise the vested portion of the amended stock options.

If you participate in this Offer, any amended stock options will continue to be subject to the same vesting schedule in place under the terms of your option immediately prior to such amendment. You will only be entitled to receive a Cash Payment if you remain employed with Microtune on the actual Cash Payment date which will occur on or about January 2, 2008.

Exercise price.

The Board of Directors or Compensation Committee generally determines the exercise price at the time the option is granted. The exercise price of the amended stock options will have an exercise price per share equal to the fair market value of our common stock on the original stock option’s measurement date.

Vesting and exercise.

Each amended stock option agreement will specify the term of the amended option and the date on which the amended stock option becomes exercisable. The Board of Directors or Compensation Committee generally determines the terms of vesting. Your amended option will be subject to the same vesting schedule as the original option, and you will receive vesting credit for any vesting credit that accrued under the original option. This means that upon the amendment date your amended stock options will be vested to the same extent and will continue to vest at the same rate in accordance with the terms of the original stock option grant. Continued vesting is subject to your continued service to us through each relevant vesting date.

Adjustments upon certain events.

Events Occurring before the Amendment Date. Although we do not currently anticipate any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the Offer, you may choose to withdraw any Eligible Options with respect to which you elected to accept this Offer and your Eligible Options will be treated in accordance with the option plan under which they were granted and with your option agreement. Further, if Microtune is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your stock options and your rights under them will remain intact and remain exercisable for the time period set forth in your stock option agreement and your options will not be amended, and you will not receive a Cash Payment or other consideration for the stock options. If Microtune is acquired prior to the expiration of the Offer but does not withdraw the Offer, we (or the successor entity) will notify you of any material changes to the terms of the Offer or the amended stock options, including any adjustments to the exercise price or number of shares that will be subject to the amended stock options. Under such circumstances, we expect that the type of security and the number of shares covered by each amended stock option would be adjusted based on the consideration per share given to holders of stock options to acquire our common stock that are outstanding at the time of the acquisition. Such amended stock options will generally have an exercise price equal to the closing price of the acquirer’s stock on the Expiration Time. As a result of this adjustment, you may receive stock options for more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options with respect to which you accept this Offer or than the number you would have received pursuant to an amended stock option if no acquisition had occurred.

You should be aware that these types of transactions could significantly affect our stock price, including potentially substantially increasing the price of our shares. Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition. This could result in option holders who do not participate in this Offer receiving a greater financial benefit than option holders who do participate, even after taking into account the potential adverse tax consequences of not participating. In addition, your amended stock options may be exercisable for stock of the acquirer, not Microtune common stock, while Eligible Employees who decide not to participate in this Offer might be able to exercise their stock options before the effective date of the merger or acquisition and sell their Microtune common stock before the effective date.

Finally, if we are acquired after the Expiration Time, it is possible that an acquirer could terminate your employment and therefore,

to the extent that you have any amended stock options subject to vesting, any amended stock options you hold will cease to vest and will terminate in accordance with their terms.

Events Occurring after the Amendment Date. If we are acquired after the Eligible Options with respect to which you have chosen to accept this Offer have been amended, the treatment of your amended stock options in such a transaction will be governed by the terms of the transaction agreement or the terms of the Plan under which they were granted, and your amended stock option agreements.

Our Plans provide that in the event of any stock split, reverse stock split, stock dividend, combination or reclassification, or other increase or decrease in the number of issued shares of common stock effected without receipt of consideration, the Administrator will proportionately adjust the number of shares of common stock which may be delivered under the applicable Plan, and the number and price of shares of common stock subject to outstanding awards thereunder.

Transferability of stock options.

Stock options granted under the Plans generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of other than by will or by the applicable laws of descent and distribution.

Amendment and termination of the Plans.

Our Board of Directors generally may amend, alter, suspend or terminate the Plans at any time and for any reason.

Registration of shares underlying the stock options.

All of the shares of Microtune common stock issuable upon exercise of amended stock options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Microtune for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your amended stock options free of any transfer restrictions under applicable United States securities laws.

United States federal income tax consequences.

You should refer to Section 13 of this Offering Memorandum for a discussion of the United States federal income tax consequences of the amended stock options and the Eligible Options with respect to which you choose to accept this Offer, as well as the consequences of accepting or rejecting this Offer. We strongly recommend that you consult with your own tax advisor to discuss the consequences to you of participating or not participating in this Offer.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offering Memorandum as Schedule A. Our executive officers and directors are not eligible to participate in the Offer. As of February 9, 2007, our executive officers and directors as a group held stock options unexercised and outstanding under our 1996 Stock Plan to purchase a total of 40,000 of our shares, which represented approximately 6.2% of the shares subject to all stock options outstanding under our 1996 Stock Plan as of that date. As of the same date, our executive officers and directors as a group held stock options unexercised and outstanding under our 2000 Plan to purchase a total of 2,982,343 of our shares, which represented approximately 35.4% of the shares subject to all stock options outstanding under our 2000 Plan as of that date.

The following table below sets forth the beneficial ownership of each of our executive officers and directors of stock options under our 1996 Stock Plan and 2000 Plan outstanding as of February 9, 2007. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for amendment) to purchase shares of our common stock under our 1996 Stock Plan, which was 641,152 as of February 9, 2007 and under our 2000 Plan, which was 8,413,998 as of that same date.

Name	Number of Options Outstanding Under our 1996 Stock Plan and 2000 Plan as of February 9, 2007	Percentage of Total Outstanding Options Under our 1996 Stock Plan and 2000 Plan

James A. Fontaine Chief Executive Officer, President and Director	1,258,342	13.9%

Jeffrey A. Kupp Chief Financial Officer and Secretary	365,000	4.0

Albert H. Taddiken Chief Operating Officer	712,845	7.9

Robert S. Kirk Vice President of Worldwide Sales	420,672	4.6

Phillip D. Peterson General Counsel	160,856	1.8

Walter S. Ciciora Director	17,438	0.2

James H. Clardy Director	17,438	0.2

Steve Craddock Director	17,438	0.2

Anthony J. LeVecchio Director	17,438	0.2

Bernard T. Marren Director	—	—

Michael T. Schueppert Director	—	—

William P. Tai Director	17,438	0.2

A. Travis White Director	17,438	0.2

All directors and executive officers as a group	3,022,343	33.4%

Neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving Eligible Options during the 60 days before and including the commencement of this Offer. For a description of certain transactions entered into by the Company and certain of our executive officers with respect to their executive stock options, please see our Current Report on Form 8-K dated December 28, 2006, filed on December 29, 2006 and incorporated herein by reference.

11. Status of Option Grants Amended by Us in the Offer; Accounting Consequences of the Offer.

Eligible Options that we amend through the acceptance of elections will be amended under the 1996 Stock Plan and the 2000 Plan, as applicable.

The Offer is considered a modification of stock options, and as a result, Microtune may record additional stock-based compensation as a charge against earnings based on the fair value of the amended stock options as of the closing of the Offer period.

12. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment of Eligible Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ Global Market listing requirements that would be required for the acquisition or ownership of our stock options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Offer to accept elections with respect to Eligible Options and to amend such stock options is subject to the conditions described in Section 7 of this Offering Memorandum.

If we are prohibited by applicable laws or regulations from granting amended stock options on the amendment date, we will not grant any amended stock options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the amendment date we will not grant any amended stock options.

13. Material United States Federal Income Tax Consequences.

If You Participate in the Offer to Amend.

As a result of participation in this Offer, you may avoid potentially adverse tax consequences associated with your Eligible Options. Please read this section carefully, as well as the following section summarizing the potential tax consequences to you if you decide to decline to participate in the Offer.

The following is a summary of the material United States federal income tax consequences of participating in the Offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offering Memorandum, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We strongly recommend that you consult with your own tax advisor to discuss the consequences to you of this transaction.

We recommend that you consult a tax specialist or other tax advisor with respect to the federal, state and local tax consequences of participating in the Offer, as the related tax consequences to you are dependent on your individual tax situation.

Cash payment.

The Cash Payment you may receive as part of your Option Consideration under this Offer will be taxable to you as compensation income. We generally will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with eligible reporting requirements. If you were an employee at the time the Eligible Options with respect to which you accepted this Offer were granted, any income recognized upon your receipt of a Cash Payment will constitute wages for which withholding will be required.

Amended stock options.

If you are an Eligible Employee who chooses to accept this Offer with respect to outstanding eligible In-the-Money Options, you should not be required to recognize income for United States federal income tax purposes at the time of the acceptance and amendment of such Eligible Options, other than any federal income tax payable by you with respect to any Cash Payment you receive.

Your amended stock options will be nonstatutory stock options for purposes of United States tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder. As a result of Section 409A of the Internal Revenue Code, however, nonstatutory stock options granted with an exercise price below the fair market value of the underlying stock on the measurement date may be taxable to a participant before he or she exercises an award.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you.

We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign law tax consequences of participating in the Offer.

If You Do Not Participate in the Offer to Amend your Eligible Options.

The following is a summary of the material United States federal income tax consequences of declining to participate in the Offer for those employees subject to United States federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of this Offering Memorandum, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are subject to taxation in the United States, and are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

We recommend that you consult a tax specialist or other tax advisor with respect to the federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

Your decision not to accept this Offer with respect to your Eligible Options could result in potentially adverse tax consequences to you. Please read this section carefully and talk to your tax advisor regarding your decision regarding participation in this Offer.

As a result of participation in this Offer, you may avoid potentially adverse tax consequences associated with your Eligible Options. Section 409A of the Internal Revenue Code and tax regulations under the American Jobs Creation Act of 2004 provide that stock options issued with an exercise price less than the related fair market value of the underlying stock on the date of vesting (i.e., granted at a discount) must have fixed exercise dates to avoid early income recognition and an additional 20% tax. The Eligible Options may have been granted at a discount and holders of such stock options may have income recognition and owe an additional 20% tax as well as be liable for certain interest penalties.

None of the Eligible Options have fixed exercise dates and therefore they would subject the Employees to income recognition before the stock options are exercised and would subject the employees to the additional 20% tax. It is not entirely certain how such tax would be calculated, but we think it is likely that the spread (that is, the difference between the value of the shares at the time of vesting and the exercise price of such shares) will be includable as income when the option vests and a 20% tax will be assessed on the spread. Additionally, it is possible that during each subsequent tax year (until the option is exercised), the increase in value of the underlying stock will be taxed.

Example: You were granted a stock option to purchase 10,000 shares of Microtune common stock with a per share exercise price of $5.00 at a time when the per share fair market value of the Company’s stock was $5.50. On January 1, 2007, 2,500 of the shares subject to the option vest and on such date the per share fair market value of the Company’s common stock is $6.00. Upon the vesting date, you may have taxable income equal to $2,500 (the difference between $6.00 and $5.00 multiplied by the 2,500 shares that vest) and in addition to your regular taxes you may owe an additional $500 due to the 20% tax (20% of $2,500). Additionally, you may owe an interest penalty with the calculation of such penalty dating back to the year ended December 31, 2005 and you may owe additional taxes in subsequent years, based on an increase in value of the underlying stock.

Uncertainty

Unfortunately, the Internal Revenue Service has not issued definitive final guidance under Section 409A. There is a chance that final guidance issued by the IRS may provide some relief with respect to certain Eligible Options and your personal tax advisor may advocate a position under the current statute and IRS guidance that your Eligible Options are exempt from Section 409A. We cannot guarantee the effect of any future IRS guidance and will work as quickly as possible when future guidance is issued to analyze it and provide information to our Employees regarding such guidance.

14. Extension of Offer; Termination; Amendment.

We reserve the right, at our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offering Memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for amendment of any stock options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Time, we will also extend your right to withdraw elections with respect to Eligible Options until such extended Expiration Time. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Central Time, on the next U.S. business day after the previously scheduled Expiration Time.

We also reserve the right, in our reasonable judgment, before the Expiration Time to terminate or amend the Offer and to postpone the expiration of the Offer (resulting in a delay of our acceptance of elections and amendment of any stock options with respect to which elections have been made) if any of the events listed in Section 7 of this Offering Memorandum occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance of elections and amendment of Eligible Options with respect to which elections have been made is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the Election Forms promptly after termination or withdrawal of an offer like this.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Time, in our discretion, and regardless of whether any event listed in Section 7 of this Offering Memorandum has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to Eligible Employees or by decreasing or increasing the number of Eligible Options being sought in this Offer. As a reminder, if a particular stock option grant expires after commencement, but before amendment under the Offer, that particular option grant is not eligible for amendment. Therefore, if we extend the Offer for any reason and if a particular stock option with respect to which an election to accept the Offer was made before the originally scheduled expiration of the Offer expires after such originally scheduled Expiration Time but before the actual amendment date under the extended Offer, that stock option would not be eligible for amendment.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being offered by us for the Eligible Options in this Offer, the Offer will remain open for at least ten business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections with respect to this Offer. We will not pay the fees of your personal tax advisor.

16. Information Concerning Microtune.

Our principal executive offices are located at 2201 10th Street, Plano, Texas 75074, and our telephone number is (972) 673-1600. Questions regarding how to participate in this Offer should be directed to Justin M. Chapman at Microtune at the following telephone number:

Microtune, Inc.

2201 10th Street, Plano, Texas 75074

Phone: (972) 673-1629

Facsimile: (972) 673-1629

Microtune is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 68 U.S. patents for its technology.

The financial information included in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 is incorporated herein by reference. Please see Section 17 of this Offering Memorandum entitled, “Additional Information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

We had a book value per share of $1.85 at September 30, 2006.

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended
	December 31, 2005	December 31, 2004
Ratio of earnings to fixed charges	—	11.32

For purposes of the table, “earnings” represents consolidated income from operations before income taxes and fixed charges. “Fixed charges” consists of the portion of rental expense we deem representative of the interest factor.

17. Additional Information.

This Offering Memorandum is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this Offer with respect to your stock options:

1.	Our amended Annual Report on Form 10-K/A for our fiscal year ended December 31, 2005, filed with the SEC on January 22, 2007.

2.	Our Definitive Proxy Statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on March 30, 2006;

3.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended September 30, 2006, filed with the SEC on January 22, 2007;

4.	Our Current Reports on Form 8-K filed October 11, 2006, November 1, 2006, November 2, 2006*, November 14, 2006*, November 16, 2006, November 17, 2006, December 4, 2006*, December 29, 2006, January 5, 2007, January 11, 2007, February 1, 2007 and February 8, 2007*; and

5.	The description of our Common Stock contained in our Registration Statement on Form S-1 filed with the SEC on May 5, 2000, and any further amendment or report filed hereafter for the purpose of updating such description.

*	Indicates that the Current Report on Form 8-K submitted to the SEC includes information “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K. Pursuant to the rules of the SEC, such information is not deemed to be “filed” for the purpose of the Exchange Act and is not incorporated into this document.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offering Memorandum is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Microtune, Inc., 2201 10th Street, Plano, Texas 75074, Attention: Justin M. Chapman, or calling Justin M. Chapman at (972) 673-1629.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

18. Financial Statements.

Attached as Schedule B to this Offering Memorandum is summary financial data derived from our consolidated financial statements, as filed with the SEC. The financial information included in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 and in our amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005 is incorporated by reference herein, and may be obtained by accessing our public filings with the SEC or by following the instructions in Section 17 of this Offering Memorandum.

19. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will stock options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to accept this Offer with respect to your Eligible Options. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend Certain Options and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Microtune, Inc.

February 13, 2007

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS

AND EXECUTIVE OFFICERS OF MICROTUNE, INC.

The directors and executive officers of Microtune are set forth in the following table:

Name	Position and Offices Held
James A. Fontaine	Chief Executive Officer, President and Director

Jeffrey A. Kupp	Chief Financial Officer and Secretary

Albert H. Taddiken	Chief Operating Officer

Robert S. Kirk	Vice President of Worldwide Sales

Phillip D. Peterson	General Counsel

Walter S. Ciciora	Director

James H. Clardy	Director

Steve Craddock	Director

Anthony J. LeVecchio	Director

Bernard T. Marren	Director

Michael T. Schueppert	Director

William P. Tai	Director

A. Travis White	Director

Our executive officers and directors are not eligible to participate in this Offer.

The address of each executive officer and director is: c/o Microtune, Inc., 2201 10th Street, Plano, Texas 75074.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF MICROTUNE, INC.

(in thousands)

	Fiscal Year Ended		Nine Months Ended
	December 31, 2005	December 31, 2004	September 30, 2006	September 30, 2005
Operating Data:
Net revenue	$56,991	$56,162	$52,660	$42,019
Gross margin	$29,661	$24,662	$26,560	$22,218
Loss from operations	$(4,823)	$(20,507)	$(4,753)	$(4,324)
Basic and diluted net income (loss) per common share	$(0.05)	$0.09	$(0.03)	$(0.05)
Current assets	$97,336	$93,415	$101,485	$93,550
Total assets	$103,321	$104,755	$106,814	$101,769
Current liabilities	$8,842	$10,242	$8,360	$8,665
Non-current liabilities	$54	$30	$57	$30
Total liabilities	$8,896	$10,272	$8,417	$8,695
Total stockholders’ equity	$94,425	$94,483	$98,397	$93,074

B-1